EXHIBIT 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

SQUIRREL ENLIVENED TECHNOLOGY CO., LTD,

(as “Squirrel HoldCo”)

SQUIRREL ENLIVENED INTERNATIONAL CO., LTD,

(as “Squirrel Cayman”)

SQUIRREL ENLIVENED OVERSEAS CO., LTD

(as “Merger Sub”)

and

HORIZON SPACE ACQUISITION I CORP.

(as “Company”)

September 16, 2024

Execution Version

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3.17	Tax Matters	18
3.18	Legal Requirements and Permits	18
3.19	Insurance	19
3.20	Tax-Free Reorganization	19
3.21	Investment Company	19
3.22	Absence of Certain Payments	19
3.23	Independent Investigation	19
3.24	No Additional Representations	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SQUIRREL COMPANIES		20
4.1	Existence and Good Standing	20
4.2	Authority; Enforceability	20
4.3	No Violations	21
4.4	Capitalization; Subsidiaries	21
4.5	Disclosures and Notifications; Financial Position; No Undisclosed Liabilities	23
4.6	Absence of Certain Changes	24
4.7	Real Property	25
4.8	Tax Matters	26
4.9	Contracts	26
4.10	Intellectual Property	28
4.11	Legal Proceedings; Orders	29
4.12	Consents	29
4.13	Employee Benefits	29
4.14	Insurance	29
4.15	Legal Requirements and Permits	30
4.16	Environmental Matters	30
4.17	Relationships with Related Persons	31
4.18	Employees; Employment Matters and Independent Contractors	31
4.19	Brokers’ Fees	32
4.20	Privacy and Cybersecurity	32
4.21	Anti-Corruption Compliance	32
4.22	Anti-Money Laundering, Sanctions and International Trade Compliance	33
4.23	The Registration Statements and Proxy Statement	33

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4.24	Vendors	33
4.25	Government Contracts	33
4.26	Investment Company	34
4.27	Issuer and Emerging Growth Company	34
4.28	Absence of Certain Payments	34
4.29	Books and Records	34
4.30	Vote Required	34
4.31	Company Investigations	34
4.32	NO ADDITIONAL REPRESENTATIONS; NO RELIANCE	35
ARTICLE V COVENANTS OF THE COMPANY		35
5.1	Operations of the Company Prior to the Merger Closing	35
5.2	Access to Books and Records	37
5.3	Company Confidentiality	37
5.4	Efforts to Consummate	38
5.5	Exclusive Dealing	38
5.6	Notification	39
ARTICLE VI COVENANTS OF SQUIRREL HOLDCO, SQUIRREL CAYMAN AND MERGER SUB		39
6.1	Operations of Squirrel Companies Prior to Merger Closing	39
6.2	Access to Books and Records	42
6.3	Squirrel Company Confidentiality	42
6.4	Exclusive Dealing	43
6.5	Notification	43
6.6	Efforts to Consummate	43
6.7	Extensions	44
ARTICLE VII JOINT COVENANTS		44
7.1	The Registration Statements and Proxy Statement	44
7.2	Regulatory Filings	46
7.3	Shareholder Vote; Recommendation of the Company Board	47
7.4	Company Shareholders’ Meeting	47
7.5	Listing	48
7.6	Squirrel HoldCo Shareholder Approval	48
7.7	No Claim Against Company Trust	49

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7.8	Tax Matters	49
7.9	Post-Merger Closing Directors and Officers of Parent	50
7.10	HSR Act and Regulatory Approvals	51
7.11	Transaction Financings	53
7.12	Overseas Listing Trial Measures	53
ARTICLE VIII CONDITIONS TO MERGER CLOSING		53
8.1	Mutual Conditions to the Parties’ Obligations	53
8.2	Conditions to Squirrel HoldCo’s, Squirrel Cayman’s and Merger Sub’s Obligations	55
8.3	Conditions to the Company’s Obligations	56
ARTICLE IX INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY		58
9.1	Indemnification of Officers and Directors of the Company	58
9.2	Indemnification by Successors and Assigns	59
9.3	Tail Policy	59
ARTICLE X TERMINATION		59
10.1	Termination	59
10.2	Effect of Termination	60
ARTICLE XI DEFINITIONS		61
11.1	Definitions	61
11.2	Other Definitional Provisions	75
ARTICLE XII MISCELLANEOUS		75
12.1	Press Releases and Public Announcements	75
12.2	Expenses	75

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12.3	Survival	75
12.4	Notices	75
12.5	Succession and Assignment	77
12.6	Severability	77
12.7	References	77
12.8	Construction	77
12.9	Amendment and Waiver	77
12.10	Entire Agreement	78
12.11	Third-Party Beneficiaries	78
12.12	WAIVER OF TRIAL BY JURY	78
12.13	Counterparts	78
12.14	Governing Law	78
12.15	Jurisdiction	78
12.16	Remedies Cumulative	79
12.17	Specific Performance	79
12.18	No Recourse	79

EXHIBITS

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Shareholder Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of A&R Warrant Agreement
Exhibit F-1	Form of Plan of Reorganization
Exhibit F-2	Form of Plan of Merger
Exhibit G	Amended and Restated Memorandum and Articles of Association of Parent

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Execution Version

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of September 16, 2024 (the “date hereof”), is made by and among Squirrel Enlivened Technology Co., Ltd, a Cayman Islands exempted company limited by shares (“Squirrel HoldCo”), Squirrel Enlivened International Co., Ltd, a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of Squirrel HoldCo (“Squirrel Cayman” or, upon and following the Reorganization Closing, “Parent”), Squirrel Enlivened Overseas Co., Ltd, a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of Squirrel Cayman (“Merger Sub”), and Horizon Space Acquisition I Corp., a Cayman Islands exempted company (the “Company”). Squirrel HoldCo, Squirrel Cayman, Merger Sub and the Company will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, Squirrel HoldCo, through its subsidiaries, is in the business of brand marketing and strategy consulting;

WHEREAS, Squirrel Cayman is a newly incorporated, wholly-owned, direct subsidiary of Squirrel HoldCo and a Cayman Islands exempted company that was incorporated for the sole purpose of the merger with and into Squirrel HoldCo (the “Reorganization”), in which Squirrel Cayman will be the surviving entity, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws;

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of Squirrel Cayman and a Cayman Islands exempted company that was incorporated for the sole purpose of consummating the Merger (as defined below);

WHEREAS, the Company is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, promptly after the Reorganization, the Parties desire and intend to effect a merger of Merger Sub with and into the Company (the “Merger”, collectively with the Reorganization and other transactions contemplated herein, the “Business Combination”), in which the Company will be the surviving entity and a wholly-owned, direct subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable laws;

WHEREAS, in furtherance of the Business Combination and in accordance with the terms hereof, the Company shall provide an opportunity to its Public Shareholders to have their Company Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Company’s Governing Documents and the Company Trust Agreement in conjunction with, inter alia, obtaining approval from the shareholders of the Company for the Merger (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Redemption Offer”);

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WHEREAS, concurrently with the execution and delivery of this Agreement, Squirrel HoldCo, Squirrel Cayman, the Company and Horizon Space Acquisition I Sponsor Corp. (“Sponsor”) have entered into the Sponsor Support Agreement attached hereto as Exhibit A (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Squirrel HoldCo, Squirrel Cayman, the Company and Squirrel Enlivened Holdings Co., Ltd, a business company limited by shares incorporated under the laws of the British Virgin Islands and a key shareholder of Squirrel HoldCo, have entered into the Shareholder Lock-Up and Support Agreement attached hereto as Exhibit B (the “Shareholder Support Agreement”);

WHEREAS, prior to the Merger Effective Time, the Sponsor and certain shareholders of Squirrel HoldCo shall have entered into a lock-up agreement with Parent substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”);

WHEREAS, prior to the Merger Effective Time, Parent, the Sponsor and certain other parties thereto shall have entered into a registration rights agreement with Parent substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

WHEREAS, immediately prior to or upon the Merger Effective Time, Parent, the Company and Continental Stock Transfer & Trust Company, LLC shall have entered into an Assignment, Assumption and Amended & Restated Warrant Agreement in the form attached hereto as Exhibit E (the “A&R Warrant Agreement”); and

WHEREAS, prior to the Merger Effective Time, the Company and Parent shall negotiate in good faith and agree on the form of the standard employment agreement form of Parent (the “Parent Employment Agreement”).

WHEREAS, the Squirrel HoldCo Board has unanimously (i) determined that it is advisable for Cayman HoldCo to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby, including the Reorganization, and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is or will be a party and the Reorganization by Squirrel HoldCo Shareholders (the “Squirrel HoldCo Board Recommendation”);

WHEREAS, the Squirrel Cayman Board has unanimously (i) determined that it is advisable for Squirrel Cayman to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby, including the Reorganization and the Merger, and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is or will be a party and the Reorganization and the Merger by the sole shareholder of Squirrel Cayman (the “ Squirrel Cayman Board Recommendation”);

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WHEREAS, (A) the board of directors of Merger Sub has unanimously (i) determined that it is advisable for Merger Sub to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby, and (B) Squirrel Cayman, as the sole shareholder of Merger Sub, has adopted a written resolution approving this Agreement and the other Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, the special committee of the board of directors of the Company and the board of directors of the Company has unanimously and respectively (i) determined that it is advisable for the Company to enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the transactions contemplated hereby and thereby, including the Merger, and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is or will be a party and the Merger by the Company Shareholders; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Squirrel HoldCo, Squirrel Cayman, Merger Sub and the Company agree as follows:

ARTICLE I

THE REORGANIZATION

1.1 The Reorganization and Reorganization Closing; Reorganization Effective Time.

(a) Subject to the terms and conditions hereof, at the Reorganization Effective Time, and in accordance with the applicable provisions of the Cayman Companies Act, Squirrel HoldCo will merge with and into Squirrel Cayman in accordance with the Cayman Companies Act, whereupon the separate existence of Squirrel HoldCo will cease, and Squirrel Cayman will be the surviving company. Squirrel Cayman as the surviving entity after the Reorganization is hereinafter sometimes referred to as the “Parent”.

(b) At the Reorganization Effective Time, the effect of the Reorganization shall be as provided in this Agreement, and the plan of merger with respect to the Reorganization substantially in the form set out in Exhibit F-1 hereto (the “Plan of Reorganization”) and any other documents required by the Cayman Companies Act registered with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Reorganization Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, immunities, duties and obligations of Squirrel HoldCo shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, immunities, duties and obligations of Squirrel Cayman, which shall include the assumption by Squirrel Cayman of any and all agreements, covenants, duties and obligations of Squirrel HoldCo set forth in this Agreement to be performed after the Reorganization Effective Time.

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(c) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Reorganization (the “Reorganization Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is no later than five (5) Business Days after the first date on which all conditions set forth in Section 8.1, Section 8.2 and Section 8.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Reorganization Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Squirrel HoldCo and Squirrel Cayman may mutually agree in writing. The date on which the Reorganization Closing actually occurs is referred to in this Agreement as the “Reorganization Closing Date.”

(d) Subject to the satisfaction or waiver of all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3, Squirrel HoldCo and Squirrel Cayman shall cause the Reorganization to be consummated by registering the Plan of Reorganization with the Cayman Registrar (the time of the Plan of Reorganization being registered by the Cayman Registrar, or such later time as may be specified in the Plan of Reorganization, being referred to herein as the “Reorganization Effective Time”).

1.2 Effect on Issued Securities of Squirrel HoldCo. Upon the terms and subject to the conditions of this Agreement, at the Reorganization Effective Time, by virtue of the Reorganization and without any action on the part of any party or the holders of securities of Squirrel HoldCo or Squirrel Cayman (or Parent) (other than those as described in this Agreement):

(a) Squirrel HoldCo Ordinary Shares. Each Squirrel HoldCo Ordinary Share (other than the Squirrel HoldCo Dissenting Shares and Squirrel HoldCo Excluded Shares) issued and outstanding immediately prior to the Reorganization Effective Time (other than those described in Section 1.2(b), Section 1.2(c) and Section 1.2(e) below) shall be cancelled and automatically converted into the right to receive, without interest, such number of the newly issued Parent Ordinary Shares that is equal to the Exchange Ratio, following which all such Squirrel HoldCo Ordinary Share shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist. Each share certificate (if any) formerly representing any Squirrel HoldCo Ordinary Share (other than those described in Section 1.2(b), Section 1.2(c) and Section 1.2(e) below) shall thereafter represent only the right to receive the same number of Parent Ordinary Shares.

(b) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, no Person who has validly exercised their dissenters’ rights in respect of the Reorganization pursuant to Section 238 of the Cayman Companies Act (each a “Squirrel HoldCo Dissenting Shareholders”) shall be entitled to receive the Parent Ordinary Shares in accordance with Section 1.2(a), as applicable with respect to the Squirrel HoldCo Ordinary Shares owned by such Person (“Squirrel HoldCo Dissenting Shares”) unless and until such Person shall have effectively withdrawn, waived or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Squirrel HoldCo Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Act with respect to the Squirrel HoldCo Dissenting Shares owned by such Squirrel HoldCo Dissenting Shareholder, and the Squirrel HoldCo Dissenting Shares shall be cancelled and cease to exist at the Reorganization Effective Time. For the avoidance of doubt, all Squirrel HoldCo Dissenting Shares held by a Squirrel HoldCo Dissenting Shareholder who shall have not exercised or who effectively shall have withdrawn or lost his/her/its dissenter rights under Section 238 of the Cayman Companies Act shall thereupon not be Squirrel HoldCo Dissenting Shares and shall be cancelled and cease to exist at the Reorganization Effective Time, in exchange for the right to receive Parent Ordinary Shares in accordance with Section 1.2(a). If any shareholder of Squirrel HoldCo gives to Squirrel HoldCo, before the Squirrel HoldCo Shareholder Approval is obtained, written objection to the Reorganization (each, a “Reorganization Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act, Squirrel HoldCo shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Reorganization (the “Reorganization Authorization Notice”) to each such Squirrel HoldCo shareholder who has made a Reorganization Written Objection.

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(c) Cancellation of Shares Owned by Squirrel HoldCo. If there are any shares of Squirrel HoldCo that are owned by Squirrel HoldCo as treasury shares or any shares of Squirrel HoldCo owned by any direct or indirect wholly owned subsidiary of Squirrel HoldCo immediately prior to the Reorganization Effective Time (the “Squirrel HoldCo Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Transfers of Ownership. If any share certificate representing shares or securities of Squirrel HoldCo is to be issued in a name other than that in which the share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the share certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Squirrel HoldCo or any registered office provider or any agent designated by it any transfer or other Taxes required by reason of the issuance of a share certificate for shares or securities of Squirrel HoldCo in any name other than that of the registered holder of the share certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Surrender of Squirrel HoldCo Certificates. Parent Securities issued upon the surrender of Squirrel HoldCo Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(f) Lost, Stolen or Destroyed Certificates. In the event any share certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed share certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such Parent Securities, as may be required pursuant to this Section 1.2(f); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed share certificates to agree to indemnify Parent with respect to the share certificates alleged to have been lost, stolen or destroyed.

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1.3 Cancellation of Squirrel Cayman Share. Each ordinary share of a par value of US$0.0001 each of Squirrel Cayman issued and outstanding immediately prior to the Reorganization Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.4 Organizational Documents of Parent. At the Reorganization Effective Time, the memorandum and articles of association of Squirrel Cayman shall be amended and restated so that they read in their entirety as set forth in Exhibit G annexed hereto, and as so amended and restated, shall become the memorandum and articles of association of Parent until the same may be thereafter further amended and/or restated in accordance with their terms and the Cayman Companies Act. The name of Parent will be the same as the name of Squirrel Cayman.

1.5 Officers and Directors of Parent. As of the Reorganization Effective Time, the Persons constituting the officers and directors of Squirrel HoldCo prior to the Reorganization Effective Time shall continue to be the officers and directors of Parent (and holding the same title as held at Squirrel HoldCo).

ARTICLE II

THE MERGER

2.1 The Merger, Merger Closing; Effective Time.

(a) Upon and subject to the terms and conditions set forth in this Agreement, at the Merger Effective Time, and in accordance with the applicable provisions of the Cayman Companies Act, the Company will merge with and into Merger Sub (the “Merger”) in accordance with the Cayman Companies Act, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving company (the “Surviving Company”) (provided, that references to Merger Sub for periods after the Merger Effective Time shall include the Surviving Company).

(b) At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, and the plan of merger with respect to the Merger substantially in the form set out in Exhibit F-2 hereto (the “Plan of Merger”) and any other documents required by the Cayman Companies Act registered with the Cayman Registrar, in accordance with the relevant provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, immunities, duties and obligations of each of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, immunities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Company Trust), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of each of Merger Sub and the Company set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Parent.

(c) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is no later than five (5) Business Days after the first date on which all conditions set forth in Section 8.1, Section 8.2 and Section 8.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Merger Closing actually occurs is referred to in this Agreement as the “Merger Closing Date.”

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(d) Subject to the satisfaction or waiver of all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3, at least one (1) business day after the Reorganization Closing, the Company and Merger Sub shall cause the Merger to be consummated by registering the Plan of Merger with the Cayman Registrar (the time of the Plan of Merger being registered by the Cayman Registrar, or such later time as may be specified in the Plan of Merger, being referred to herein as the “Merger Effective Time”).

2.2 Effect of Merger on Issued Securities of the Company, Parent and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of securities of the Company, Parent or Merger Sub (other than those as described in this Agreement):

(a) Company Preference Shares. Each Company Preference Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into one Company Ordinary Share on a one-for-one basis, by re-designation and re-classification, in accordance with Company’s Memorandum and Articles of Association.

(b) Company Units. Each Company Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Company Ordinary Share, one (1) Company Warrant, and one (1) Company Right in accordance with the terms of the applicable Company Unit, which underlying Company Securities shall be converted in accordance with the applicable terms of this Section 2.2 below (the “Unit Separation”).

(c) Company Rights. Upon the Unit Separation, each Company Right issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one-tenth (1/10) Company Ordinary Share, which shall be considered as issued and outstanding prior to the Merger Effective Time and subject to the terms applicable to Company Ordinary Shares described below (the “Company Right Conversion”); provided that no fractional Company Ordinary Share will be issued in connection with the Company Right Conversion such that if a holder of Company Rights would be entitled to receive a fractional Company Ordinary Share upon the Company Right Conversion, the number of Company Ordinary Share to be issued to such holder upon the Company Right Conversion shall be rounded down to the nearest whole number of Company Ordinary Shares.

(d) Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (other than those described in Section 2.2(e), Section 2.2(f) and Section 2.2(k) below) shall automatically be converted into the right to receive one (1) Parent Ordinary Share, following which all such shares of Company Ordinary Share shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist. Each share certificate (if any) formerly representing shares of Company Ordinary Share (other than those described in Section 2.2(e), Section 2.2(f) and Section 2.2(k) below) shall thereafter represent only the right to receive the same number of Parent Ordinary Shares. Notwithstanding, each independent director of HSPO shall forfeit the Company Ordinary Shares he holds immediately prior to the Merger Effective Time, and, in exchange, Parent shall issue the same number of Parent Ordinary Shares to each independent director at the Merger Effective Time.

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(e) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, no Person who has validly exercised their dissenters’ rights in respect of the Merger pursuant to section 238 of the Cayman Companies Act (each a “Company Dissenting Shareholders”) shall be entitled to receive the Parent Ordinary Shares in accordance with Sections 2.2(b) and (d), as applicable with respect to the Company Ordinary Shares owned by such Person (“Company Dissenting Shares”) unless and until such Person shall have effectively withdrawn, waived or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Company Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Act with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder, and the Company Dissenting Shares shall be cancelled and cease to exist at the Merger Effective Time. For the avoidance of doubt, all Company Dissenting Shares held by a Company Dissenting Shareholder who shall have not exercised or who effectively shall have withdrawn or lost his/her/its dissenter rights under Section 238 of the Cayman Companies Act shall thereupon not be Company Dissenting Shares and shall be cancelled and cease to exist at the Merger Effective Time, in exchange for the right to receive Parent Ordinary Shares in accordance with Section 2.2(d). If any shareholder of Company gives to the Company, before the Company Shareholder Approval is obtained at the Company Shareholders’ Meeting, written objection to the Merger (each, a “Merger Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act, Company shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Merger (the “Merger Authorization Notice”) to each such Company shareholder who has made a Merger Written Objection.

(f) Cancellation of Shares Owned by the Company. If there are any shares of the Company that are owned by the Company as treasury shares immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g) Company Warrants. Each Company Warrant issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) Parent Warrant exercisable for Parent Ordinary Shares in accordance with its terms. Each of the Parent Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Company Warrants, except that they shall represent the right to acquire Parent Ordinary Shares in lieu of shares of Company Ordinary Shares and shall otherwise be amended in accordance with the provisions of the A&R Warrant Agreement to (among other things) comply with all applicable Laws. At or prior to the Merger Effective Time, Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Parent Warrants remain issue and outstanding, a sufficient number of Parent Ordinary Shares for delivery upon the exercise of such Parent Warrants.

(h) Transfers of Ownership. If any share certificate representing shares or securities of Company is to be issued in a name other than that in which the share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the share certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Company or any registered office provider or any agent designated by it any transfer or other Taxes required by reason of the issuance of a share certificate for shares or securities of Company in any name other than that of the registered holder of the share certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

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(i) Surrender of Company Certificates. Parent Securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(j) Lost, Stolen or Destroyed Company Certificates. In the event any share certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed share certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such Parent Securities, as may be required pursuant to this Section 2.2(j); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed share certificates to agree to indemnify Parent and the Surviving Company with respect to the share certificates alleged to have been lost, stolen or destroyed.

(k) Redeeming Company Shares. Each Redeeming Company Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the Company Redemption Price.

(l) Merger Sub Share. Each ordinary share of a par value of US$0.0001 each of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) ordinary share of the Surviving Company, with the same rights, powers and privileges as such share so converted and shall constitute the only issued shares of the Surviving Company.

2.3 Section 368 Reorganization.For U.S. federal income tax purposes, each of the Parties intends that the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Merger Sub and the Company is a party under Section 368(b) of the Code (the “Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Merger for the Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Merger Effective Time has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

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2.4 Organizational Documents. At the Merger Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be deemed and read as the memorandum and articles of association of the Surviving Company (except that the name of the company referenced therein shall be Squirrel Enlivened Global Co., Ltd) until the same may be thereafter further amended and/or restated in accordance with their terms and the Cayman Companies Act.

2.5 Directors and Officers. Immediately after the Merger Effective Time, the board of directors and officers of the Merger Sub prior to the Merger Effective Time shall be the initial board of directors and officers of the Surviving Company. The board of directors and officers of the Parent shall comprise such Persons as described in Section 7.9.

2.6 Withholding. Notwithstanding any provision contained herein to the contrary, each of Parent, Merger Sub, the Company, the Surviving Company and their respective Affiliates will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment contemplated by this Agreement under the Code or any other applicable Law. Any amount deducted or withheld pursuant to this Section 2.6 will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. Prior to the Merger Closing, the Parties will cooperate with each other in good faith to determine if there is any required deduction or withholding applicable to Parent or Company and to minimize the amount of any applicable withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the sections of the disclosure letter prepared by the Company (the “Company Disclosure Letter”) and dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein, (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by the Company prior to the date hereof (excluding (i) any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and (ii) any exhibits or other documents appended thereto), (c) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Merger, the Company represents and warrants to Squirrel HoldCo, Squirrel Cayman and Merger Sub as of the date hereof, and to Parent and Merger Sub as of the Merger Closing as follows as follows:

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3.1 Organization and Power. The Company has been duly incorporated and is validly existing as an exempted company and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of the Cayman Islands, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Company’s Governing Documents, as amended to the date of this Agreement, previously made available by or on behalf of the Company to Squirrel HoldCo, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Merger or otherwise have a Company Material Adverse Effect.

3.2 Authorization. Subject to receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement, the other Transaction Documents to which the Company is a party and the documents contemplated hereby and thereby by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and at or prior to the Merger Closing, the other Transaction Documents to which the Company is a party and the other documents contemplated hereby will be, duly executed and delivered by the Company and, assuming that this Agreement is, and at or prior to the Merger Closing, the other Transaction Documents to which the Company is a party and the other documents contemplated hereby and thereby will be, a valid and binding obligation of Squirrel HoldCo, Squirrel Cayman and Merger Sub, this Agreement constitutes, and at or prior to the Merger Closing, the other Transaction Documents to which the Company is a party and the other documents contemplated hereby and thereby will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.3 No Violations. Subject to (a) receipt of the Company Shareholder Approval, (b) the filing of the Plan of Merger by Cayman Registrar, and (c) compliance with and filings under the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the execution and delivery of other Transaction Documents to which the Company is party and the other documents contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not (with or without notice or passage of time, or both):

(a) violate or conflict with any of the provisions of the Company’s Governing Documents; or

(b) violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon the Company, except to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby and thereby or otherwise have a material adverse effect on the Company or the transactions contemplated hereby and thereby.

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3.4 Capitalization; Subsidiaries.

(a) As of the date hereof, the Company is authorized to issue (i) 10,000,000 Company Preference Shares and (ii) 490,000,000 Company Ordinary Shares, 7,832,390 of which are issued and outstanding (including 5,521,640 Company Ordinary Shares subject to possible redemption, and assuming the separation of all issued and outstanding Company Units into underlying Company Ordinary Shares, Company Warrants and Company Rights). All issued and outstanding Company Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Company’s Governing Documents, and (B) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Company’s Governing Documents or any contracts to which the Company is a party or otherwise bound.

(b) As of the date hereof, the Company has (i) 7,285,750 Company Warrants issued and outstanding (assuming the separation of all issued and outstanding Company Units into underlying Company Ordinary Shares, Company Warrants and Company Rights), (ii) 7,285,750 Company Rights issued and outstanding (assuming the separation of all issued and outstanding Company Units into underlying Company Ordinary Shares, Company Warrants and Company Rights). All the issued and outstanding Company Warrants and Company Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Company’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Governing Documents or any contracts to which the Company is a party or otherwise bound. Except for the Company’s Governing Documents and this Agreement, there are no outstanding contracts of Company to repurchase, redeem or otherwise acquire any Company Securities.

(c) As of the date hereof, except for this Agreement and as contemplated by this Agreement or the other documents contemplated hereby, except as disclosed in the SEC Reports (defined herein below), the Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Securities, or any other commitments or agreements providing for the issuance of additional Equity Securities, the sale of treasury shares, for the repurchase or redemption of any Equity Securities or the value of which is determined by reference to the Equity Securities of the Company, and there are no contracts of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of the Equity Securities of the Company.

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(d) The Company has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Company is not party to any contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.5 Governmental Consents, Etc. Assuming the truth and completeness of the representations and warranties of the Squirrel Companies contained in this Agreement, except for (a) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby or otherwise have a Company Material Adverse Effect, (b) the filing of the Proxy Statement with the SEC, the applicable requirements of the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws, and the rules and regulations of Nasdaq, and (c) the registration of the Plan of Merger with Cayman Registrar in accordance with the relevant provisions of the Cayman Companies Act, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, as applicable, and no consent, waiver, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, as applicable.

3.6 Legal Proceedings. As of the date hereof, there are no pending or, to the Company’s Knowledge, threatened Legal Proceedings, in each case, against the Company including, any that (a) challenges the validity or enforceability of the Company’s obligations under this Agreement or the other Transaction Documents to which the Company is a party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Company of the transactions contemplated herein or therein or otherwise result in a Company Material Adverse Effect.

3.7 SEC Filings and Financial Statements.

(a) The Company has timely filed or furnished all forms, reports, schedules, forms, statements and other documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SEC Reports”), and, as of the Merger Closing, will have filed or furnished all other SEC Reports required to be filed or furnished with the SEC subsequent to the date of this Agreement. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Merger Closing Date, then on the date of such filing), each of the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b) Except as disclosed in the SEC Reports, each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Company at December 31, 2023, including the notes thereto (as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 on file with the SEC, the “Company Subject Balance Sheet”), the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP except for (i) liabilities and obligations incurred since the date of the Company Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Company and none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by the Company as set forth in this Agreement; (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company.

(d) The Company has heretofore furnished to Squirrel HoldCo, Squirrel Cayman and Merger Sub complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) All comment letters received by the Company from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of the Company are either publicly available on the SEC’s EDGAR website or have otherwise been made available to Squirrel HoldCo, Squirrel Cayman and Merger Sub.

(f) To the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) The Company has timely filed or have otherwise made available to Squirrel HoldCo, Squirrel Cayman and the Merger Sub all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report (the “Company Certifications”). Each of the Company Certifications is true and correct. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

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(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Except as not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act or as otherwise set forth in the SEC Reports, the Company has established and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i) Except as otherwise set forth in the SEC Reports, the Company has no off-balance sheet arrangements.

(j) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, employee, auditor, accountant or Representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board (or any committee thereof) or to any director or officer of the Company. Since the Company’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(k) To the Company’s Knowledge, as of the date hereof, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. As of the date hereof, neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

3.8 Absence of Certain Changes. During the period from the date of the Company Subject Balance Sheet to the date hereof, except as otherwise set forth in the SEC Report or as permitted by Section 5.1, the Company has conducted its business in the Ordinary Course of Business and:

(a) there has not been a Company Material Adverse Effect;

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(b) the Company has not declared, set aside or paid any dividend or other distribution or payment in respect of its securities;

(c) the Company has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness;

(d) the Company has not made any loans, advances, or capital contributions to, or investments in, any Person;

(e) the Company has not (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) the Company has not acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h) there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

(i) the Company has not made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) the Company has not settled any material Legal Proceedings; and

(k) the Company has not agreed or committed, whether orally or in writing, to do any of the foregoing.

3.9 Company Trust Amount. As of the day immediately preceding the date hereof, the Company Trust has a rounded-off balance of no less than $61,883,524.63 (the “Company Trust Amount”). Such monies are invested solely in United States Government securities, money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or otherwise as permitted pursuant to the Company Trust Agreement, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Company Trust Agreement. The Company Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Company Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the underwriters of Company’s IPO for deferred underwriting commissions as described in the SEC Reports and holders of Company Public Shares who shall have elected to redeem their Company Ordinary Shares pursuant to the Company’s Governing Documents, to any portion of the proceeds in the Company Trust). Prior to the Merger Closing, none of the funds held in the Company Trust may be released except (x) to pay income and other tax obligations from any interest income earned in the Company Trust or (y) to redeem Company Ordinary Shares in accordance with the provisions of Company’s Governing Documents (the “Permitted Releases”).

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3.10 Broker. Except as set forth in Schedule 3.10 of the Company Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company.

3.11 Solvency. The Company is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

3.12 Company Information. None of the information supplied or to be supplied by the Company or any of its Affiliates expressly for inclusion in the SEC Reports, mailings to the Company Shareholders with respect to the Redemption Offer or the Merger, any supplements thereto or in any other document filed with any Governmental Entity in connection herewith, will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in the applicable filings). No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Company Shareholders or any of their respective Affiliates.

3.13 Listing. The issued and outstanding Company Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq as of the date hereof. As of the date hereof, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company by the SEC with respect to the deregistration of the Company Ordinary Shares under the Exchange Act. As of the date hereof, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company by Nasdaq with respect to the delisting of the Company Ordinary Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Company Ordinary Shares under the Exchange Act.

3.14 Affiliate Transactions. Except as set forth in Schedule 3.14 of the Company Disclosure Letter or otherwise disclosed in the SEC Reports, and other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or (iii) with respect to any Person’s ownership of shares or other securities of the Company, there are no contracts or arrangements under which there are any existing or future liabilities or obligations between the Company, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of the Company or any of its Subsidiaries or (z) record or beneficial owner of 5% or more of the issued and outstanding Company Shares as of the date hereof.

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3.15 Company Contracts. Except as set forth on Schedule 3.15 of the Company Disclosure Letter or otherwise disclosed in the SEC Reports or contacts with legal, financial and other advisors, as of the date hereof, the Company is not party to any contract (other than nondisclosure agreements (containing customary terms) to which the Company is a party that were entered into in the Ordinary Course of Business).

3.16 Real Property. Except as set forth on Schedule 3.16 of the Company Disclosure Letter or otherwise disclosed in the SEC Reports, the Company does not own, lease or use any real property.

3.17 Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of the Company (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company or the assets of the Company; and

(f) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.17 and Section 3.20 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company.

3.18 Legal Requirements and Permits.

(a) the Company is in compliance in all material respects with all applicable Legal Requirements. As of the date hereof, the Company is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable legal requirements.

(b) the Company has been granted all Permits necessary for and material to the conduct of its business as conducted as of the date hereof, taken as a whole. Such Permits are valid and in full force and effect and the Company is in material compliance with all of such Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any such Permit.

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3.19 Insurance. Except as set forth in Schedule 3.19 of the Company Disclosure Letter, the Company does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

3.20 Tax-Free Reorganization. As of the date hereof, the Company has not taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of the Company is there any other fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.21 Investment Company. The Company is not an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.22 Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Company, no employee of the Company has, and no agent or Representative when acting on behalf of the Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

3.23 Independent Investigation. The Company acknowledges that it and its Representatives have received access to such books and records, contracts and other Assets of the Squirrel Companies which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Squirrel HoldCo and to discuss the business and assets of the Squirrel Companies. The Company acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Squirrel Companies and their respective businesses and operations.

3.24 No Additional Representations. Except as provided in Agreement and any Transaction Document to which the Company, its Affiliates or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives is a party, none of the Company , any of its Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Squirrel HoldCo, Squirrel Cayman and Merger Sub or their respective Affiliates.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SQUIRREL COMPANIES

Except (a) as set forth in the sections of the disclosure letter prepared by the Squirrel Companies (the “Squirrel Disclosure Letter” and together with the Company Disclosure Letter, the “Disclosure Letters”) dated as of the date of this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), (b) as a result of consummating the transactions contemplated by this Agreement (including the Reorganization and the Merger), and (c) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the Business Combination, each of the Squirrel Companies, severally and jointly, as of the date hereof and as of the Merger Closing, represents and warrants to the Company as follows:

4.1 Existence and Good Standing.

(a) Each Squirrel Company is duly incorporated, organized, validly existing and, to the extent applicable in the respective jurisdiction and, to the Knowledge of Squirrel HoldCo, in good standing under the Laws of the jurisdiction in which it is incorporated or organized to the extent applicable in such jurisdiction. Each Squirrel Company has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.

(b) Each Squirrel Company is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, a Squirrel Material Adverse Effect. Squirrel HoldCo (or Parent upon and following the Reorganization Closing) has made available to the Company an accurate and complete copy of each Governing Document of each Squirrel Company, in each case, as in effect and in full force as of the date of this Agreement and as of the Merger Closing.

4.2 Authority; Enforceability. Each Squirrel Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which such entity is a party and the documents contemplated hereby and thereby, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Squirrel HoldCo Shareholder Approval. Assuming that this Agreement is, and at or prior to the Merger Closing, the other Transaction Documents to which any Squirrel Company is a party and the other documents contemplated hereby and thereby will be, a valid and binding obligation of the Company and/or other parties thereto, this Agreement constitutes, and at or prior to the Merger Closing, each of the other Transaction Documents to which any Squirrel Company is a party and the other documents contemplated hereby and thereby will constitute the valid and binding obligation of such Squirrel Company, as applicable, enforceable against such entity, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

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4.3 No Violations. Except for (i) the filing of the Plan of Reorganization and the Plan of Merger by Cayman Registrar, (ii) compliance with and filings under the federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq, and (iii) compliance with and filings under the Laws of the Governmental Entities of the People’s Republic of China (including the CSRC), (iv) any violation, conflict, breach or default resulting solely from any Squirrel Company being party to the transactions contemplated hereby, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.15, the execution and delivery of this Agreement by any Squirrel Company and the execution and delivery of the other Transaction Documents to which such Squirrel Company is a party and the other documents contemplated hereby and thereby do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by any Squirrel Company and the consummation of the transactions contemplated hereby and thereby by such Squirrel Company will not (with or without notice or passage of time, or both):

(a) violate, conflict with, result in a breach or constitute a default under any Governing Documents of such Squirrel Company; or

(b) (i) violate or conflict with any provision of, cause a default under, or give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Squirrel Company, including but not limited to, any required filings with the CSRC and reports in in connection with Overseas Listing Trial Measures andthe supporting guidelines of the Overseas Listing Trial Measures, (ii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any Material Contract to which such Squirrel Company is a party or by which such Squirrel Company may be bound, or terminate or result in the termination of any such foregoing Material Contract, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Squirrel Company, except in each case as would not have a Squirrel Material Adverse Effect.

4.4 Capitalization; Subsidiaries.

(a) As of the date hereof, (i) the authorized share capital of Squirrel HoldCo is US$50,000 divided into 500,000,000 Squirrel HoldCo Ordinary Shares, 20,000,000 of which are issued and outstanding, and (ii) the authorized share capital of Squirrel Cayman is US$50,000 divided into 500,000,000 Squirrel Cayman Ordinary Shares, 20,000,000 of which are issued and outstanding. As of the date hereof, no Squirrel HoldCo Ordinary Shares or Squirrel Cayman Ordinary Shares are held as treasury shares. All issued and outstanding Squirrel HoldCo Ordinary Shares and Squirrel Cayman Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) Governing Documents of Squirrel HoldCo or Squirrel Cayman as applicable, and (B) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Governing Documents of Squirrel HoldCo or Squirrel Cayman, as applicable, or any contracts to which Squirrel HoldCo or Squirrel Cayman is a party or otherwise bound.

(b) Except as set forth in Section 4.4(a) and Schedule 4.4(b) of the Squirrel Disclosure Letter, each Squirrel Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for capital shares of such Squirrel Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of capital shares or other equity interests of such Squirrel Company or the value of which is determined by reference to capital shares or other equity interests of such Squirrel Company, and there are no voting trusts, proxies or agreements of any kind which may obligate such Squirrel Company to issue, purchase, register for sale, redeem or otherwise acquire any capital shares or other equity interests.

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(c) The Parent Ordinary Shares to be issued to the Squirrel HoldCo Shareholders immediately prior to the Reorganization Effective Time and the Parent Ordinary Shares to be issued to the Company Shareholders immediately prior to the Merger Effective Time, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with Cayman Companies Act, all applicable Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the memorandum and articles of association of Parent or any contract to which Parent is a party or otherwise bound. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Parent’s shareholders may vote. To the Knowledge of Squirrel HoldCo, none of the Parent Ordinary Shares to be issued to the Squirrel HoldCo Shareholders immediately prior to the Reorganization Effective Time or the Parent Ordinary Shares to be issued to the Company Shareholders immediately prior to the Merger Effective Time, will, upon their issuance, subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any shareholder agreements, buy-sell agreements, restricted share purchase agreements, share purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which Parent is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

(d) Schedule 4.4(d) of the Squirrel Disclosure Letter accurately sets forth the name and place of incorporation or formation of each Subsidiary of Squirrel HoldCo as of the date hereof. As of the date hereof, each such Subsidiary is directly or indirectly wholly owned by Squirrel HoldCo. Each Squirrel Company’s issued and outstanding shares have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, each Squirrel Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Squirrel HoldCo Ordinary Shares or Squirrel Cayman Ordinary Shares. There are no agreements requiring any Squirrel Company to issue, purchase, redeem or otherwise acquire, or transfer, sell or otherwise dispose of any shares or other securities of any Squirrel Company, including any options, subscriptions, rights, warrants, calls or other similar commitments or agreements relating thereto, or any share appreciation rights or securities convertible into or exchangeable or exercisable for Squirrel HoldCo Ordinary Shares or Squirrel Cayman Ordinary Shares, or any commitments or agreements the value of which is determined by reference to the Squirrel HoldCo Ordinary Shares or the Squirrel Cayman Ordinary Shares.To the Knowledge of Squirrel HoldCo, no shares or other securities of any Squirrel Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted share purchase agreements, equity purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which a Squirrel Company is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

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(e) Merger Sub is a newly incorporated Cayman Islands exempted company, incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a direct wholly-owned Subsidiary of Squirrel Cayman. Merger Sub has no Subsidiaries.

(f) Except for the activities, obligations or liabilities incurred in connection with its organization, and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.5 Disclosures and Notifications; Financial Position; No Undisclosed Liabilities.

(a) Attached as Schedule 4.5(a) of the Squirrel Disclosure Letter are true, fair and complete copies of the audited consolidated balance sheet of Squirrel HoldCo, and the related statement of operations and statement of cash flows as of September 30, 2023 and for the years ended September 30, 2023 and 2022 (the “Audited Statements Date” and such financial statements, the “Audited Financial Statements”).

(b) Subsequent to the delivery of the Audited Financial Statements, in the event that the Audited Financial Statements contained in the Form F-4 become stale before the effectiveness of the Form F-4, Squirrel HoldCo has or will have delivered and incorporated into the Form F-4 the unaudited consolidated balance sheet of Squirrel HoldCo, and the related unaudited statement of operations and unaudited statement of cash flows as of and for the period ended on such subsequent date (the “Interim Statements Date” and such financial statements, the “Interim Financial Statements”) and to the extent as necessary, the audited consolidated balance sheet of Squirrel HoldCo, and the related statement of operations and statement of cash flows as of and for the period ended on such subsequent date that is a financial year end (the “Updated Audited Statements Date” and such financial statement, the “Updated Audited Financial Statements,” together with the Audited Financial Statements and the Interim Financial Statements, the “Squirrel Financial Statements”).

(c) The Squirrel Financial Statements (i) with respect to the Audited Financial Statements and the Updated Audited Financial Statements, fairly present or will fairly present in all material respects the financial position of Squirrel HoldCo as at the Audited Statements Date or the Updated Audited Statement Date as applicable, and with respect to the Interim Financial Statements, subject to any adjustments in any Updated Audited Financial Statements, fairly present or will fairly present in all material respects the financial position of Squirrel HoldCo as at the Interim Statements Date, respectively, and the results of operations and consolidated cash flows for the period ended on the Audited Financial Statements Date or the Interim Statements Date or the Updated Audited Statement Date, respectively, and (ii) were prepared or will be prepared in conformity with GAAP applied on a consistent basis (except for the absence of footnotes and other presentation items for normal year-end adjustments).

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(d) Squirrel HoldCo has established procedures which provide a reasonable basis for its directors to make proper judgments as to the financial position of the Squirrel Companies.

(e) In the last 12 months, there has been no change in Squirrel HoldCo’s internal control over financial reporting of Squirrel HoldCo or Squirrel Companies that has affected, or is reasonably likely to affect, in any material respect, Squirrel HoldCo’s internal control over financial reporting of the Squirrel Companies.

(f) The Squirrel Companies keep books, records and accounts which accurately and fairly reflect the transactions, assets and liabilities of the Squirrel Companies taken as a whole.

(g) Since the Audited Statements Date, and upon the delivery of the Updated Audited Financial Statements, the Updated Audited Statements Date, none of the Squirrel Companies has incurred any obligation or liability of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with Squirrel HoldCo’s past practices, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Audited Statements Date, and upon the delivery of the Updated Audited Financial Statements, the Updated Audited Statements Date, (ii) that are described in Schedule 4.5(g) of the Squirrel Disclosure Letter, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) for performance of obligations of any Squirrel Company under the Material Contracts, (v) otherwise disclosed in the Squirrel Financial Statements, this Agreement or the Squirrel Disclosure Letter or (vi) that would not have, individually or in the aggregate, a Squirrel Material Adverse Effect.

4.6 Absence of Certain Changes. During the period from the Audited Statements Date, and upon the delivery of the Updated Audited Financial Statements, the Updated Audited Statements Date to the date hereof, except as otherwise permitted by Section 6.1 or otherwise contemplated by this Agreement and the other Transaction Documents, each Squirrel Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a) there has not been a Squirrel Material Adverse Effect;

(b) none of the Squirrel Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c) none of the Squirrel Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

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(d) none of the Squirrel Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Squirrel Company;

(e) none of the Squirrel Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) none of the Squirrel Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $1,000,000, whether or not covered by insurance;

(h) there has not been any material change by any of the Squirrel Companies in accounting or Tax reporting principles, methods or policies;

(i) none of the Squirrel Companies has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) none of the Squirrel Companies has settled any material Legal Proceedings; and

(k) none of the Squirrel Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

4.7 Real Property.

(a) None of the Squirrel Companies owns any real property.

(b) Schedule 4.7(b) of the Squirrel Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of all real property which any of the Squirrel Companies owns a leasehold interest (the “Leased Real Property”), (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property, and (iv) a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the written Real Property Leases, as in effect as of the date hereof, has been made available to the Company or its Representatives and none of the written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to the Company. The title in and to the leasehold interests in the Leased Real Property of each Squirrel Company is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Squirrel Companies hold valid and existing leasehold interests thereunder as of the date hereof. Other than assignments or security interests that have been or will be terminated and released on or prior to the Merger Closing Date, no Squirrel Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases.

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(c) The Leased Real Property constitutes all of the real property used as of the date hereof in the conduct of the business as conducted by the Squirrel Companies as of the date hereof.

4.8 Tax Matters. Except as would not have a Squirrel Material Adverse Effect:

(a) each Squirrel Company has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of the Squirrel Companies (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) each Squirrel Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Squirrel Companies;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Squirrel Companies or the assets of the Squirrel Companies; and

(f) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against any Squirrel Company.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.8 and Section 4.13 are the only representations and warranties in this Agreement with respect to the Tax matters of the Squirrel Companies and no representation or warranty is given under this Agreement with respect to any taxable period (or part thereof) that begins after the Merger Closing Date.

4.9 Contracts.

(a) “Material Contract” shall mean each of the following contracts to which any Squirrel Company is a party or bound as of the date hereof, other than those that have expired or terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder, in each case as amended to date:

(i) each lease or agreement under which a Squirrel Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000 (excluding the Real Property Leases);

(ii) each contract (other than those entered into by a Squirrel Company in the Ordinary Course of Business and contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services to or by any Squirrel Company of any amount or value reasonably expected to exceed $500,000 in the 2024 calendar year or $1,000,000 in the aggregate;

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(iii) each contract by which any Intellectual Property is licensed to or licensed from any Squirrel Company and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to a Squirrel Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(iv) each material joint venture or licensing arrangement with a third party involving the sharing of profits of any Squirrel Company with such third party;

(v) each contract that prohibits any Squirrel Company from competing in the business of the Squirrel Companies as conducted as of the date hereof or in any geographic area or that restricts any Squirrel Company’s ability to solicit or hire any person as an employee;

(vi) each contract with any director, officer, employee or equity holder of any Squirrel Company (other than contracts relating to any person’s employment with a Squirrel Company);

(vii) each contract under which any Squirrel Company has made advances or loans to another Person in excess of $200,000, other than to another Squirrel Company or with respect to employee advances for business expenses in the Ordinary Course of Business;

(viii) each contract relating to the incurrence, assumption or guarantee by any Squirrel Company of any Indebtedness under which the principal amount outstanding thereunder payable by any Squirrel Company is greater than $200,000, other than contracts solely between or among the Squirrel Companies;

(ix) each contract with any labor union or collective bargaining association representing any employee of a Squirrel Company; and

(x) each contract for the sale of any material assets of a Squirrel Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.

(b) With respect to each Material Contract, as of the date hereof (i) such Material Contract is the legal and valid obligation of the Squirrel Company party thereto, and, to the Knowledge of Squirrel HoldCo, of each other party thereto, enforceable against each Squirrel Company and, to the Knowledge of Squirrel HoldCo, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) no Squirrel Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Squirrel Material Adverse Effect, and (iii) neither any Squirrel Company thereto nor, to Squirrel HoldCo’s Knowledge, any other party to any Material Contract is in material breach of or in material default under any Material Contract.

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4.10 Intellectual Property

(a) Each item of Registered Intellectual Property that is (i) necessary and material for the Squirrel Companies’ material business or operations as conducted as of the Merger Closing (the “Squirrel Company Business”) and (ii) owned by any Squirrel Company (“Squirrel Company Registered Intellectual Property”) is subsisting.

(b) As of the date hereof, no Squirrel Company has received any written notice that the conduct of Squirrel Company Business violates or infringes any Intellectual Property rights of any other Person, nor, to the Knowledge of Squirrel HoldCo, does the conduct of Squirrel Company Business violate or infringe any valid and enforceable Registered Intellectual Property of any other Person. To the Knowledge of Squirrel HoldCo, no third party is infringing, in any material respect, any of the Squirrel Company Registered Intellectual Property.

(c) Each of the employees, consultants or contractors of the Squirrel Companies who have contributed to or participated in the discovery, creation or development of any material Squirrel Company Registered Intellectual Property (“Personnel”) (i) has assigned to Squirrel HoldCo or Squirrel Cayman, or is under a valid obligation to assign to the Squirrel Companies by contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Squirrel Companies are deemed to be the original author/owner of all subject matter included in such Squirrel Company Registered Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Squirrel Companies a license or other legally enforceable right granting the Squirrel Companies to use such Squirrel Company Registered Intellectual Property.

(d) To the Knowledge of Squirrel HoldCo, each of the Squirrel Companies have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of Squirrel Company Business. To the Knowledge of Squirrel HoldCo, no unauthorized disclosure of any such Trade Secret has been made as of the date hereof.

(e) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Squirrel Companies to own or use or otherwise exercise any other rights that the Squirrel Companies currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Squirrel Companies.

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4.11 Legal Proceedings; Orders. There are no Legal Proceedings pending and, to the Knowledge of Squirrel HoldCo, there are no Legal Proceeding threatened in writing, against any of the Squirrel Companies and does not seek material injunctive or other material non-monetary relief. There is no Order outstanding as of the date hereof (whether rendered by a Governmental Entity or by arbitration) against any Squirrel Company or by which any Squirrel Company is bound that would, individually or in the aggregate, reasonably be expected to have a Squirrel Material Adverse Effect.

4.12 Consents. No approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity or Real Property Lease is or will be required to be obtained or made by or on behalf of any Squirrel Company in connection with the execution, delivery or performance of this Agreement, the other Transaction Documents to which any of the Squirrel Companies is or will be a party or the consummation of the Business Combination, except (a) as provided in this Agreement (including ARTICLE VII), or (b) the absence of which would not, individually or in the aggregate, result in a Squirrel Material Adverse Effect.

4.13 Employee Benefits. Neither Squirrel HoldCo nor any of its Subsidiaries maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Squirrel Employee Benefit Plan. Neither the execution of this Agreement and the other Transaction Documents to which any Squirrel Company is or will be a party nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of any Squirrel Company, (b) increase or modify any benefits otherwise payable by any Squirrel Company to any employee, consultant or director of such Squirrel Company, or (c) result in the acceleration of time of payment or vesting of any such benefits.

4.14 Insurance. Schedule 4.14 of the Squirrel Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, each Squirrel Company as of the date of this Agreement, if any. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to the Company or its Representatives. With respect to each insurance policy all policies of insurance maintained by, or for the benefit of, each Squirrel Company as of the date hereof, no Squirrel Company or, to the Knowledge of Squirrel HoldCo, insurer, is in material breach or material default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no written notice of early cancellation or early termination has been received by any Squirrel Company as of the date hereof with respect to any such policy and the policy limits have not been exhausted. All claims, occurrences, litigation and circumstances that could reasonably be expected by any Squirrel Company to lead to a claim that would be covered by insurance policies have been properly reported to the applicable insurer in a timely fashion, except where the failure to report such a claim, occurrence, litigation or circumstance would not reasonably be expected to have a Squirrel Material Adverse Effect. No insurer has denied or disputed coverage of any material claim under an insurance policy held by, or for the benefit of, a Squirrel Company during the last twelve (12) months.

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4.15 Legal Requirements and Permits.

(a) Each Squirrel Company is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of Squirrel HoldCo, as of the date hereof, no Squirrel Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b) Except for such failures or non-compliance as would not reasonably be expected to result in, individually or in the aggregate, a Squirrel Material Adverse Effect, (i) the Squirrel Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business taken as a whole (collectively, the “Material Permits”), (ii) the Material Permits are valid and in full force and effect and each Squirrel Company is in compliance with all of its Material Permits in all material respects and (iii) as of the date hereof there is no lawsuit or similar proceeding pending or, to the Knowledge of Squirrel HoldCo, threatened, to revoke, suspend, withdraw or terminate any Material Permit. Schedule 4.15(b) of the Squirrel Disclosure Letter sets forth a true, correct and complete list of all Material Permits held by each Squirrel Company as of the date hereof.

(c) Within three (3) Business Days from the filing date of the Company’s Form 8-K announcing the execution of this Agreement and the transactions contemplated hereunder, the Squirrel Companies will submit the required filings with the CSRC pursuant to Overseas Listing Trial Measures, the supporting guidelines of the Overseas Listing Trial Measures and any applicable Laws in connection with this Agreement, the other Transaction Documents, the transactions contemplated hereby and thereby and the listing of Parent Ordinary Shares on Nasdaq. Before the Merger Closing Date, Squirrel Companies will have received all the required Regulatory Approvals from the CSRC with respect to the matters described in the former part of this paragraph.

(d) Each Squirrel Company maintains adequate programs, procedures or policies to prevent, detect, and deter, in all material respects violations of applicable Law by the directors, officers, employees or Representatives or other Persons of such Squirrel Company.

4.16 Environmental Matters.

(a) Each Squirrel Company is in compliance with all Environmental Laws, which compliance includes the possession by the Squirrel Companies of all Permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws except as would not result in a Squirrel Material Adverse Effect.

(b) (i) There is no Environmental Claim pending as of the date hereof or, to the Knowledge of Squirrel HoldCo, threatened against any of the Squirrel Companies that has not been fully resolved and (ii) to the Knowledge of Squirrel HoldCo, there has been no release of any Hazardous Materials at any Leased Real Property that would reasonably be expected to result in any material liability against the Squirrel Companies, including any cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Squirrel Companies against the Squirrel Companies under Environmental Laws, except, in each case, as would not result in a Squirrel Material Adverse Effect.

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(c) No Squirrel Company is subject to any Order issued specifically with respect to the Squirrel Companies or the Leased Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.

4.17 Relationships with Related Persons. Except for the agreement set forth in Schedule 4.17 of the Squirrel Disclosure Letter, the Squirrel Companies are not parties to any contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Squirrel Company other than contracts governing an individual’s provision of services to the Squirrel Companies and employee benefits and contracts between Squirrel Companies. No Squirrel Company has loaned or advanced any amounts that remain outstanding to, or received any loans or advancement of any amounts from, any Affiliate, shareholder, employee, member, manager, officer or director of any Squirrel Company, other than in the Ordinary Course of Business or intercompany loans between Squirrel Companies, and no Squirrel Company has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Squirrel Companies. No Affiliate, shareholder, employee, member, manager, officer or director of a Squirrel Company (other than another Squirrel Company) (a) owns any material property right, tangible or intangible, which is used by a Squirrel Company in the conduct of its business or (b) owns, directly or, to the Knowledge of Squirrel HoldCo, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Squirrel Company. As of the date hereof there is no pending or, to the Knowledge of Squirrel HoldCo, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Squirrel Company that would reasonably be expected to result, individually or in the aggregate, in a Squirrel Material Adverse Effect.

4.18 Employees; Employment Matters and Independent Contractors. As of the date hereof, neither the Squirrel HoldCo nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of Squirrel HoldCo, threatened, either currently or since the date of organization of the Squirrel HoldCo, by or on behalf of any labor union with respect to the service providers of Squirrel HoldCo or any of its Subsidiaries. Except as would not reasonably be expected to have a Squirrel Material Adverse Effect, (i) each of the Squirrel Companies is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from any of the Squirrel Companies on account of wages have been paid or properly accrued as a liability on the books of the applicable Squirrel Companies.

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4.19 Brokers’ Fees. No Squirrel Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Squirrel HoldCo or any of the Squirrel Companies (following the Merger Closing).

4.20 Privacy and Cybersecurity.

(a) Except as would not have a Squirrel Material Adverse Effect, each Squirrel Company maintains and is in compliance with, and during the last twelve (12) months has maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information in the possession or control of such Squirrel Company, (ii) the contractual obligations concerning cybersecurity, data security and the security of the information technology systems of such Squirrel Company. There are no material Legal Proceedings by any Person (including any Governmental Entity) pending to which any Squirrel Company is a named party, or as to which such Squirrel Company has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) During the last twelve (12) months (i) there have been no material breaches of the security of the information technology systems under the exclusive control of any Squirrel Company, and (ii) there have been no disruptions in any such information technology systems that materially adversely affected the business or operations of such Squirrel Company. Each Squirrel Company takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of each Squirrel Company, such Squirrel Company has not (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor to the knowledge of such Squirrel Company has any such notice or complaint been threatened in writing against such Squirrel Company.

4.21 Anti-Corruption Compliance.

(a) Each Squirrel Company, and to the knowledge of such Squirrel Company, each of its directors, officers, employees, Representatives have not, in the past twelve (12) months (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment that would be unlawful under any applicable Anti-Bribery Law; or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any Person for the purpose of (A) influencing any act or decision of any government official in his official capacity, (B) inducing a government official to do or omit to do any act in relation to his lawful duty, (C) inducing a government official to influence or affect any act, decision or omission of any Governmental Entity, or (D) assisting such Squirrel Company in obtaining or retaining business for or with, or in directing business to, any Person.

(b) The Squirrel Companies as a whole have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of each Squirrel Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Entity), or internal or external audits, that address any material allegations or information concerning possible material violations of the applicable Anti-Bribery Laws related to such Squirrel Company.

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4.22 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Each Squirrel Company, and to the knowledge of Squirrel HoldCo, each of its directors, officers, employees, Representatives (i) are, and have been for the past twelve (12) months, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required and material licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Entity for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past twelve (12) months been no pending or, to the knowledge of any Squirrel Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against such Squirrel Company related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Each Squirrel Company, and to the knowledge of Squirrel HoldCo, each of its directors, officers, employees, (i) have not been during the past twelve (12) months a Sanctioned Person or a Restricted Person, and (ii) have not transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws

4.23 The Registration Statements and Proxy Statement. The information supplied by each Squirrel Company in writing specifically for inclusion in the Proxy Statement/Form F-4 shall not, at (a) the time the Proxy Statement/Form F-4 is filed in accordance with Rule 424(b) under the Securities Act and/or pursuant to Section 14A of the Exchange Act or declared effective, (b) the time the Proxy Statement/Form F-4 (or any amendment thereof or supplement thereto) is first mailed to (i) the Company Shareholders and (ii) the Squirrel HoldCo Shareholders, and (c) the time of (i) the Company Shareholders’ Meeting and (ii) obtaining the Squirrel HoldCo Shareholders Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.24 Vendors. None of the top five (5) vendors of the Squirrel Companies based on the aggregate Dollar value of the transaction volume of the Squirrel Companies with such counterparty for each period for the years ended December 31, 2023 and 2022 (the “Top Vendors”) has, as of the date of this Agreement, informed in writing any Squirrel Company that it will, or, to the knowledge of Squirrel HoldCo, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with such Squirrel Company (other than due to the expiration of an existing contractual arrangement), and to the knowledge of such Squirrel Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against such Squirrel Company or its business.

4.25 Government Contracts. Each Squirrel Company is not a party to (a) any Contract between such Squirrel Company, on one hand, and any Governmental Entity, on the other hand, or (b) any subcontract or other Contract by which such Squirrel Company has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

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4.26 Investment Company. Each Squirrel Company is not an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.27 Issuer and Emerging Growth Company. Squirrel Cayman is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy Statement/F-4 with the SEC through the Reorganization Closing, and, commencing from the Reorganization Closing, Parent shall be at all times through the Merger Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

4.28 Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of Squirrel HoldCo, no employee of a Squirrel Company has, and no agent or Representative when acting on behalf of a Squirrel Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

4.29 Books and Records. All books and records of the Squirrel Companies are accurate and are maintained in accordance with applicable Laws, in each case, in all material respects.

4.30 Vote Required. The approvals by a special resolution of Squirrel HoldCo Shareholders are the only votes of any class or series of shares of Squirrel HoldCo that are required to approve the Reorganization and the Merger (the “Squirrel HoldCo Required Vote”).

4.31 Company Investigations. Each of Squirrel HoldCo, Squirrel Cayman and Merger Sub acknowledges that it and its Representatives have received access to such books and records and, contracts of the Company which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Squirrel HoldCo, Squirrel Cayman and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and their respective businesses and operations.

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4.32 NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. Except as provided in this Agreement and any Transaction Document to which any Squirrel Company, their Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives is a party, each Squirrel Company, its Affiliates and their respective directors, managers, officers, employees, equityholders, partners, members or Representatives have not made, and are not making, any representation or warranty whatsoever to the Company or its Affiliates.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Operations of the Company Prior to the Merger Closing.

(a) From the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date, and except as contemplated by this Agreement or with the prior written approval of Squirrel HoldCo, the Company shall (i) conduct its business, in all material respects, in the Ordinary Course of Business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees, (iv) keep all insurance policies currently in effect, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance in effect as of the date hereof, and (v) not take any of the following actions:

(i) except for purposes of extending the time by which the Company must complete an initial business combination pursuant to the Company’s Governing Documents (the “Extension”), make any amendment or modification to its Governing Documents;

(ii) take any action in violation or contravention of any of the Company’s Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(iii) split, subdivide, combine, consolidate, reclassify, recapitalize or otherwise amend any terms of the Company Shares;

(iv) except pursuant to the Working Capital Loans, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(v) make any redemption or purchase of its equity interests, except pursuant to the Redemption Offer or in connection with the Extension;

(vi) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

(vii) effect any recapitalization, reclassification, equity split, share subdivision or like change in its capitalization;

(viii) make any amendment or modification to the Company Trust Agreement;

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(ix) make or allow to be made any reduction or increase in the Company Trust Amount, other than as expressly permitted by the Company’s Governing Documents and Company Trust Agreement;

(x) incur any indebtedness, expenses or any other financial obligations that will become the obligations of the Surviving Company at or following the Merger Effective Time or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness, except for the Working Capital Loans evidenced by unsecured promissory notes payable upon the Merger Closing as disclosed in the Company’s SEC Filings;

(xi) contact (or permit any of its employees, agents, Representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Squirrel Company regarding any Squirrel Company, its business or the Merger;

(xii) establish any Subsidiary or acquire any interest in any asset;

(xiii) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Merger Closing Date or accelerating deductions to periods ending on or before the Merger Closing Date);

(xiv) settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xv) amend, waive or terminate, in whole or in part, any material agreement to which the Company is a party;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) adopt any Company Employee Benefit Plan;

(xviii) enter into any transaction with any of its directors, officers, shareholders or employees as a result of which the Parent will be liable for obligations to pay any fee in any amount greater than $100,000 or services in connection with or following the Merger Closing;

(xix) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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(b) Nothing contained in this Agreement will give the Squirrel HoldCo, Squirrel Cayman or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Merger Closing.

5.2 Access to Books and Records. Subject to Section 5.1(a)(xi), from the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date, the Company will provide Squirrel HoldCo and its authorized Representatives reasonably acceptable to the Company (the “Squirrel HoldCo’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Company in order for Squirrel HoldCo to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.2, Squirrel HoldCo and the Squirrel HoldCo’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege or similar privilege or protection applicable to such information or related documents, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.2will qualify or limit any representation or warranty set forth herein or the conditions to the Merger Closing set forth in Section 8.3(a). No more than five (5) Business Days prior to the Reorganization Closing, the Company will provide Squirrel Cayman a funds flow memorandum (including all amounts, payees, and wiring information) satisfactory to Squirrel Cayman, setting forth all payments to be made by or on behalf of Company in respect of Outstanding Company Expenses.

5.3 Company Confidentiality. Prior to the Merger Closing, the Company shall not disclose any Confidential Information of a Squirrel Company, except to the Company’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein, provided that the Company shall remain responsible for each such person’s compliance with this Section 5.3. The Company shall not be in violation of this Section 5.3 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that the Company (i) gives Squirrel HoldCo prompt written notice of such requirement prior to disclosure and provides reasonable assistance to Squirrel HoldCo in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. The Company will notify Squirrel HoldCo in writing promptly upon any unauthorized use or disclosure of Confidential Information of a Squirrel Company of which it becomes aware.

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5.4 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date,

(a) the Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including to the satisfaction, but not a waiver, of the Merger Closing conditions set forth in Section 8.1 and Section 8.3); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Company in the event the Merger Closing does not occur. The Parties acknowledge and agree that nothing contained in this Section 5.4 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

(b) the Company shall use (and shall cause their respective Affiliates to use) commercially reasonable efforts to, upon request by a Squirrel Company, provide relevant information in a timely manner per the requirements of the Overseas Listing Trial Measures and the supporting guidelines of the Overseas Listing Trial Measures.

(c) Prior to the Merger Closing, the Company will use (and will cause its Affiliates to use) commercially reasonable efforts to file the Plan of Merger with Cayman Registrar in accordance with the relevant provisions of the Cayman Companies Act, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.5 Exclusive Dealing. During the period from the date hereof through the Merger Closing or the earlier termination of this Agreement, the Company will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Squirrel HoldCo, Squirrel Cayman, Merger Sub, any investor or potential investor in the Transaction Financing and their respective Representatives or as contemplated by this Agreement and the other Transaction Documents, including any agreements related to the Transaction Financing) concerning any alternative business combination transaction involving the Company, including any purchase or sale of equity or assets of the Company by any other Person, any purchase or sale of equity or assets of any other Person by the Company, any merger, combination or recapitalization of the Company or any Subsidiary thereof or any merger, combination or recapitalization of any other Person in a transaction to which the Company or any Subsidiary thereof is a party (each such transaction, a “Company Acquisition Transaction”); provided that this Section 5.5 will not apply to the Company or its Representatives in connection with (x) communications to its shareholders related to the transactions contemplated by this Agreement and the other Transaction Documents or the execution, delivery and performance thereof, and (y) communications with the investors or potential investors in the Transaction Financing and their respective Representatives. The Company will cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Squirrel HoldCo, Squirrel Cayman and Merger Sub, any investor or potential investor in the Transaction Financing and their respective Representatives) conducted heretofore with respect to any Company Acquisition Transaction. In the event that any unsolicited inquiry is made by a potential party to a Company Acquisition Transaction, whether formal or informal, Company will promptly notify Squirrel HoldCo that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

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5.6 Notification. From the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date, if the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant, in each case that would cause the conditions set forth in Section 8.2(a) or Section 8.2(b), as applicable, not to be satisfied as of the Reorganization Closing Date or the Merger Closing Date, the Company will disclose in writing to Squirrel HoldCo such breach.

ARTICLE VI

COVENANTS OF SQUIRREL HOLDCO, SQUIRREL CAYMAN AND MERGER SUB

6.1 Operations of Squirrel Companies Prior to Merger Closing.

(a) From the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date, except (i) if the Company will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by Squirrel HoldCo or (ii) as otherwise contemplated by this Agreement, each of Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub (A) will conduct its business and the businesses of its Subsidiaries in the Ordinary Course of Business, consistent with past practices, use commercially reasonable efforts to keep available the services of its and each Subsidiary’s officers and employees, and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Squirrel Company’s Material Contracts; (B) shall and shall cause each Squirrel Company to continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable, (C) keep all insurance policies currently in effect, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance in effect as of the date hereof, provided that, notwithstanding the foregoing or clause (A), (B) or (C) of this Section 6.1, Squirrel HoldCo may use available cash to repay any Indebtedness; and (D) will not, and will not permit any Squirrel Company to:

(i) except for issuances of (A) replacement share certificates for Squirrel HoldCo Ordinary Shares, (B) new share certificates for Squirrel HoldCo Ordinary Shares in connection with a transfer of Squirrel HoldCo Ordinary Shares by the holder thereof, or (C) Squirrel HoldCo or Squirrel Cayman Ordinary Shares to investors in connection with the Transaction Financing, sell, issue or deliver any of Squirrel HoldCo or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of Squirrel HoldCo or any of its Subsidiaries’ equity securities;

(ii) effect any recapitalization, reclassification, equity split, share subdivision or like change in its capitalization;

(iii) except for any amendments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, amend Squirrel HoldCo’s Governing Documents or any of its Subsidiaries’ organizational documents;

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(iv) make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

(v) (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $200,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;

(vi) enter into, materially amend or voluntarily terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;

(vii) make any capital investment in, or any advance or loan to, any other Person (other than among the Squirrel Companies), except in the Ordinary Course of Business;

(viii) enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(ix) cancel any material third-party indebtedness owed to any Squirrel Company;

(x) make or change any material election in respect of Taxes or material method of accounting or accounting policies of any Squirrel Company, in each case unless required by Law or IFRS or GAAP;

(xi) file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Merger Closing Date or accelerating deductions to periods ending on or before the Merger Closing Date);

(xii) enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law, IFRS or GAAP;

(xiii) make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any Person (provided that (A) non-binding letters of interests will not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters, and (B) licenses of intellectual property rights (whether exclusive or non-exclusive) will not be deemed to be an acquisition, merger or similar business combination);

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(xiv) incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any Squirrel Company or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of Squirrel HoldCo for Indebtedness) (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to Squirrel HoldCo than, and in an aggregate principal amount not in excess of, such existing Indebtedness or (B) borrowings under or permitted by Squirrel HoldCo’s existing credit facilities);

(xv) collect or discount accounts receivable, accelerate the collection of accounts receivable from future periods into more current periods, delay the payment of accounts payable or accrued expenses, decrease the historic levels of inventory, delay the purchase of services or supplies or delay capital repairs or maintenance;

(xvi) waive, release, settle, compromise or otherwise resolve any Legal Proceeding, except in the Ordinary Course of Business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $200,000 in the aggregate;

(xvii) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to such Squirrel Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the business of the Squirrel Companies (taken as a whole), except for the expiration of any Squirrel Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the business judgment of such Squirrel Company as to the costs and benefits of maintaining the item;

(xviii) manage the working capital (including paying amounts payable in a timely manner when due and payable) of the Squirrel Companies in a manner other than in the Ordinary Course of Business consistent with past practice;

(xix) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Squirrel Companies (taken as a whole);

(xx) waive the restrictive covenant obligations of any current or former employee of such Squirrel Company in any material respect;

(xxi) (i) limit the right of such Squirrel Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Squirrel Companies (taken as a whole) or

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(xxii) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b) Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct any Squirrel Company’s operations prior to the Merger Closing.

6.2 Access to Books and Records. During the period from the date hereof through the Merger Closing or the earlier termination of this Agreement and the Merger Closing Date, Squirrel HoldCo, Squirrel Cayman and Merger Sub will provide the Company and its authorized Representatives reasonably acceptable to the Company (the “Company’s Representatives”) with reasonable access, during normal business hours, and upon reasonable notice, to the books and records (including Tax records) of the Squirrel Companies all financial books and records (including Tax records) of the Squirrel Companies in order for Company to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 6.2 Company’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of the Squirrel Companies. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Squirrel Company to disclose information subject to attorney-client privilege or attorney work-product privilege or similar privilege or protection applicable to such information or related documents, conflict with any third-party confidentiality obligations to which any Squirrel Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 6.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Merger Closing set forth in Section 8.2(a).

6.3 Squirrel Company Confidentiality. Prior to the Merger Closing, each Squirrel Company shall not disclose any Confidential Information of the Company, except to a Squirrel Company’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein; provided that Squirrel HoldCo shall remain responsible for each such person’s compliance with this Section 6.3. Squirrel HoldCo shall not be in violation of this Section 6.3 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that Squirrel HoldCo (i) gives the Company prompt written notice of such requirement prior to disclosure and provides reasonable assistance to the Company in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. Squirrel HoldCo will notify the Company in writing promptly upon any unauthorized use or disclosure of the Confidential Information of the Company of which it becomes aware.

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6.4 Exclusive Dealing. During the period from the date hereof through the Merger Closing or the earlier termination of this Agreement, none of the Squirrel Companies will take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning an initial public offering, recapitalization or refinancing of any Squirrel Company (other than as contemplated by this Agreement and the other Transaction Documents, including any agreements related to financing in connection with the consummation of the Business Combination), any purchase of a majority of the outstanding Squirrel HoldCo Ordinary Shares, Squirrel Cayman Ordinary Shares or any merger, sale of a majority of the assets of the Squirrel Companies or similar transactions involving the Squirrel Companies or their respective securities (other than assets sold in the Ordinary Course of Business and licenses (whether exclusive or non-exclusive) of the intellectual property rights of a third Person) (each such transaction, an “Alternative Transaction”); provided that this Section 6.4 will not apply to Squirrel HoldCo or Squirrel HoldCo’s Representatives in connection with (x) shareholder communications related to the transactions contemplated by this Agreement and the other Transaction Documents or the execution, delivery and performance thereof, and (y) communications with the investors or potential investors in the Transaction Financing and their respective Representatives. Squirrel HoldCo will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives, any investor or potential investor in the Transaction Financing and the Representatives of any investors in the Transaction Financing) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any acquisition transaction. In the event that any unsolicited inquiry is made by a potential party to an Alternative Transaction, whether formal or informal, Squirrel HoldCo will notify the Company that such contact has occurred.

6.5 Notification. From the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date, if after the date hereof , any Squirrel Company has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.3(a) or Section 8.3(b) as applicable, not to be satisfied as of the Merger Closing Date, Squirrel HoldCo will disclose in writing to the Company such breach.

6.6 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Merger Closing Date,

(a) Squirrel HoldCo, Squirrel Cayman and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Merger Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.6 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Squirrel HoldCo’s, Squirrel Cayman’s or Merger Sub’s respective obligations under this Agreement.

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(b) Squirrel HoldCo shall use, and cause each other Squirrel Company to use, (and shall cause their respective Affiliates to use) its commercially reasonable efforts to fulfill the filing procedure with the CSRC and report relevant information in a timely manner per the requirements of the Overseas Listing Trial Measures and the supporting guidelines of the Overseas Listing Trial Measures.

(c) Prior to the Reorganization Closing, Squirrel HoldCo, Squirrel Cayman and Merger Sub shall use their commercially reasonable efforts to obtain or cause the Squirrel Companies to obtain, any Consents of Governmental Entities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement and the other Transaction Documents or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement and the other Transaction Documents by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.7 Extensions. Squirrel HoldCo shall use its commercially reasonable efforts to or cause its Subsidiaries or designee to deposit fund into the Company Trust to effect the Extensions of the Company’s term in accordance with the Company’s Governing Documents in effect, provided that, the Company shall issue Squirrel HoldCo or its designee promissory notes evidencing such deposits which shall be fully repaid in cash at the Merger Closing or converted into the Company Units immediately prior to the Merger Closing at the discretion of the holders of such promissory notes.

ARTICLE VII

JOINT COVENANTS

The respective Parties hereto covenant and agree to take the following actions:

7.1 The Registration Statements and Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement, (i) the Company shall prepare and cause to be furnished to the SEC a proxy statement to be sent or otherwise made available to the Company Shareholders relating to the Company Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); and (ii) the Squirrel Companies and the Company shall prepare, and Squirrel Cayman shall file with the SEC (x) a registration statement on Form F-4 (as amended or supplemented from time to time, the “Form F-4”), among other things, relating to the registration of the offer and sale of securities of to be issued in connection with the Business Combination, including the Parent Ordinary Shares issuable to the holders of Squirrel HoldCo Ordinary Shares immediately prior to the Reorganization Effective Time in connection with the Reorganization and the Parent Ordinary Shares issuable to the holders of the Company Securities immediately prior to the Merger Effective Time in connection with the Business Combination, in which the Proxy Statement will be included, and (y) the Form 8-A (the “Form 8-A”) in connection with the registration under the Exchange Act of the Parent Ordinary Shares contemplated pursuant to the Business Combination. The Squirrel Companies and the Company shall use their respective reasonable best efforts to have the Form F-4 and the Form 8-A declared effective under the Securities Act as soon as reasonably practicable after such filing. Each Party shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, the Form 8-A and Proxy Statement, and the Form F-4, the Form 8-A and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of Squirrel Cayman and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form F-4, the Form 8-A or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form F-4, the Form 8-A or the Proxy Statement, as applicable. Each Party shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the SEC with respect to the Form F-4, the Form 8-A or Proxy Statement. Notwithstanding the foregoing, prior to filing or causing to be filed the Form F-4, the Form 8-A or the Proxy Statement (or any amendment or supplement thereto) to the SEC and making it available to the shareholders of the Company or responding to any comments of the SEC with respect thereto, each of Squirrel Cayman and the Company shall (A) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (B) consider in good faith all comments reasonably proposed by the other. Each of Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4 and the Form 8-A, the issuance of any stop order relating thereto or the suspension of the qualification of offering or sale of Parent Ordinary Shares to be issued in connection with the Business Combination immediately prior to the Merger Closing in any jurisdiction, and each of Squirrel Cayman and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Squirrel Cayman and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act or any applicable non-U.S. or state securities or “blue sky” Laws in connection with the Business Combination and the issuance of Parent Ordinary Shares. Each of Squirrel Cayman and the Company shall use its reasonable best efforts to keep the Form F-4 and the Form 8-A effective as long as necessary to consummate the Business Combination and the other transactions contemplated by this Agreement.

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(b) The Company, on the one hand, and Squirrel HoldCo, Squirrel Cayman and Merger Sub, on the other hand, covenant that none of the information supplied or to be supplied by Squirrel HoldCo, Squirrel Cayman, Merger Sub or the Company, as applicable, for inclusion or incorporation by reference in (i) the Form F-4 or the Form 8-A will, at the time the such filing or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Proxy Statement will, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the Company Shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Form 8-A will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, it being understood that no covenant is made by Squirrel HoldCo, Squirrel Cayman or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the Company with respect to statements or omissions made or incorporated by reference therein based on information supplied by Squirrel HoldCo, Squirrel Cayman or Merger Sub for inclusion or incorporation by reference therein.

(c) If prior to the Reorganization Effective Time, any event occurs with respect to Squirrel HoldCo or any of its Subsidiaries, or any change occurs with respect to other information supplied by Squirrel HoldCo or other Squirrel Companies for inclusion in the Proxy Statement, the Form F-4 or the Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4 or the Form 8-A, then Squirrel HoldCo or Squirrel Cayman shall promptly notify the Company of such event, and Squirrel Cayman and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4 or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Shareholders.

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(d) If prior to the Merger Effective Time, any event occurs with respect to the Company or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4 or the Form 8-A, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4 or the Form 8-A, then the Company shall promptly notify Squirrel HoldCo or Squirrel Cayman of such event, and the Company, Squirrel HoldCo and Squirrel Cayman shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4 or the Form 8-A and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company Shareholders.

7.2 Regulatory Filings. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other Party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information otherwise required to be shared under this Section 7.2, provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall, with the Company, on the one hand, and Squirrel HoldCo, Squirrel Cayman and Merger Sub, on the other hand: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Business Combination or any temporary or permanent injunction which could delay or prevent the Reorganization Closing or the Merger Closing, all to the end of expediting consummation of the Business Combination contemplated herein. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) none of the Parties shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Party (with the Company, on the one hand, and Squirrel HoldCo, Squirrel Cayman and Merger Sub, on the other hand) nor any of its Subsidiaries shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Squirrel HoldCo or any of its Affiliates or the Company or any of its Subsidiaries, or (B) the imposition of any license or condition or the commitment to take any action (or to refrain from taking any action) that limits in any manner its freedom of action with respect to, or its ability to operate, any of the assets or businesses of Squirrel HoldCo or the Company or any of their respective Subsidiaries (any of (A) or (B) a “Regulatory Restraint”).

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7.3 Shareholder Vote; Recommendation of the Company Board. The Company, through the Company Board, shall recommend that the Company Shareholders vote in favor of adopting and approving the Business Combination, and the Company shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article X, neither the Company Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to Squirrel HoldCo), or propose to withdraw (or modify in any manner adverse to Squirrel HoldCo), the Company Board’s recommendation in favor of the Business Combination, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to a Company Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Company Acquisition Transaction, (vi) fail to re-affirm the aforementioned Company Board recommendation of the Business Combination at the written request of Squirrel HoldCo or Squirrel Cayman within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

7.4 Company Shareholders’ Meeting.

(a) The Company shall take all action necessary under applicable Law to, in consultation with Squirrel HoldCo, establish a record date for, call, give notice of and hold a meeting of the holders of Company Shares to consider and vote on the Business Combination and any other proposals set forth in the Proxy Statement (such meeting, the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Company’s Governing Documents, after the Form F-4 is declared effective by the SEC. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Shareholders’ Meeting, or a date preceding the date on which the Company Shareholders’ Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the approvals from the Company Shareholders of the Business Combination and any other proposals set forth in the Proxy Statement, whether or not a quorum would be present or (ii) it will not have sufficient Company Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Shareholders’ Meeting in accordance with Company’s Memorandum and Articles of Association and the Cayman Companies Act accordingly.

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(b) the Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 7.4(a) shall not be limited or otherwise affected by any breach by the Company of Section 7.3.

7.5 Listing. From the date of this Agreement through the Merger Closing,

(a) The Company shall use all reasonable efforts that are necessary or desirable for the Company to remain listed as a public company on, and for Company Ordinary Shares to be tradable over, the applicable Nasdaq market(s); and

(b) Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and the Company shall cooperate with each other and use their respective reasonable efforts to take actions that are necessary or desirable in order for Squirrel Cayman to apply for a new listing of Parent Ordinary Shares on, and for Parent Ordinary Shares to be tradeable over, the applicable Nasdaq market(s).

7.6 Squirrel HoldCo Shareholder Approval. As promptly as reasonably practicable after the Form F-4 is declared effective under the Securities Act, and on a date no later than twenty (20) Business Days following such effectiveness, subject to the continuous effectiveness of the F-4, Squirrel HoldCo shall solicit and obtain the Squirrel HoldCo Shareholder Approval in accordance with the memorandum and articles of association of Squirrel HoldCo and applicable Laws. The Squirrel HoldCo Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, qualify or modify the Squirrel HoldCo Board Recommendation.

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7.7 No Claim Against Company Trust. Each of Squirrel HoldCo, Squirrel Cayman and Merger Sub acknowledges that it has read the Prospectus and that the Company has established the Company Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the holders of Company Public Shares (the “Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Company Trust, the Company may disburse monies from the Company Trust only: (a) to the Public Shareholders in the event they elect to redeem Company Share in connection with the consummation of the Business Combination or an amendment to the Memorandum and Articles of Association to amend the prescribed timeline for the Company to complete a Business Combination as provided in the Memorandum and Articles of Association (the “Prescribed Timeline”), (b) to the Public Shareholders if the Company fails to consummate a Business Combination by the Prescribed Timeline, (c) any amounts necessary to pay any Taxes or complete any liquidation, or (d) to, or on behalf of, the Company after or concurrently with the consummation of a Business Combination. Each of Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon and after the Merger Closing) any right, title, interest or claim of any kind in or to any monies in the Company Trust or distributions therefrom, or make any claim prior to the Merger Closing against the Company Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub hereby irrevocably waives any Claims it may have against the Company Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not, prior to the Merger Closing, seek recourse against the Company Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 7.7 will continue to apply at and after the Merger Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid. Each of Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter into this Agreement. This Section 7.7 shall not limit the Squirrel HoldCo’s, Squirrel Cayman’s (including as Parent upon and following the Reorganization Closing) or Merger Sub’s right to seek specific performance against the Company pursuant to Section 12.18, including the right to seek specific performance against the Company to require the Company to take such actions contemplated by this Agreement subject to the satisfaction of the Company’s conditions to the Merger Closing in Section 8.2, and to comply with the terms of the Company Trust Agreement, including distribution of funds from the Company Trust upon the Merger Closing in accordance with the terms of this Agreement.

7.8 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Squirrel Companies shall pay all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents. Each Squirrel Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

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(b) Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment (to the extent required to file such a Tax Return) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law.

(c) Exclusions or Inclusions under Sections 481, 7121, or similar provisions.None of the Parties will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Merger Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Merger Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Merger Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Merger Closing Date; or (iv) any prepaid amount received on or before the Merger Closing Date outside the ordinary course of business

(d) Share Distributions under Sections 355 and/or 361 of the Code. None of the Parties have, within the last two years, distributed shares of another person, or has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(e) Permanent Establishment. None of the Parties have received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized and the Parties do not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(f) As of the date of this Agreement, none of the Parties have any reason to believe that any conditions or facts exist that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.9 Post-Merger Closing Directors and Officers of Parent. Each of Parent and the Company shall take all such action within its power as may be necessary or appropriate such that upon the Merger Closing:

(a) the Parent Board shall consist of (i) all directors of Squirrel HoldCo immediately prior to the Reorganization Effective time, and (ii) two (2) or more directors nominated by Parent that in compliance with applicable Nasdaq listing rules and SEC regulations as applicable; and

(b) the officers of Parent immediately prior to the Merger Closing shall continue to serve in such capacity in accordance with the terms of Parent’s Governing Documents following the Merger Closing, until their respective successors are duly elected or appointed and qualified, provided that each of them shall enter into the Parent Employment Agreement customary to a public company containing non-disclosure, non-competition, no-circumvention/solicitation provisions in favor of Parent.

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7.10 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of Squirrel HoldCo and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Squirrel HoldCo and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Squirrel HoldCo and the Company shall substantially comply with any Information or Document Requests.

(b) Each of Squirrel HoldCo and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Legal Proceeding brought by a Governmental Entity or any other Person of any Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Order is issued in any such Legal Proceeding, cause such Order to be lifted.

(c) Each of Squirrel HoldCo and the Company shall cooperate in good faith with the Governmental Entities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the termination of this Agreement) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination. Without limiting the generality of the foregoing, each of Squirrel HoldCo and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 7.10(c) is conditioned upon the consummation of the Business Combination. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.10 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Squirrel HoldCo’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Squirrel HoldCo’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Squirrel HoldCo’s Affiliates and investors including, the Sponsor or of any such investment fund or investment vehicle to take any action in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the transactions contemplated hereby and thereby, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

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(d) Each of Squirrel HoldCo and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Squirrel HoldCo or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, and each of Squirrel HoldCo and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Squirrel HoldCo and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Squirrel HoldCo or the Company, as applicable, and/or its respective Affiliates to any Governmental Entity concerning the transactions contemplated by this Agreement; provided that neither Squirrel HoldCo nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Entity without the written consent of such other party. Each of Squirrel HoldCo and the Company agrees to provide, to the extent permitted by the applicable Governmental Entity, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.10(d) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or Squirrel HoldCo, as applicable, or other competitively sensitive material; provided, that each of Squirrel HoldCo and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 7.10 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.10 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Squirrel HoldCo shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e) Squirrel HoldCo, on the one hand, and the Company, on the other hand, shall each pay the filing fees payable by such Party to the Governmental Entities in connection with the transactions contemplated by this Agreement.

(f) Each of Squirrel HoldCo and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.10(f)shall not apply to or be binding upon Squirrel HoldCo’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Squirrel HoldCo’s Affiliates, the Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Squirrel HoldCo’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.

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7.11 Transaction Financings. The Parties shall use their respective commercially reasonable efforts to obtain the Transaction Financing up to $50,000,000. Each of the Squirrel Companies on one hand and the Company on the other hand s shall keep the other fully informed of their respective efforts (including the full disclosure and prior notification of the actual or potential sources of financing with which each party discusses the Transaction Financing), and neither party shall enter into a binding agreement with respect to any Transaction Financing except with the written approval of the other Party.

7.12 Overseas Listing Trial Measures. Squirrel HoldCo shall and shall procure its respective Subsidiaries to keep current and timely file all necessary documents required by CSRC and otherwise comply in all material respects with the relevant filing obligations in connection with the transactions contemplated hereunder under the applicable Laws (including the Overseas Listing Trial Measures), and the Company shall timely furnish any information and materials that are necessary or desirable for the Squirrel Companies in connection therewith.

ARTICLE VIII

CONDITIONS TO MERGER CLOSING

8.1 Mutual Conditions to the Parties’ Obligations. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company, Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub in writing) of the following conditions as of the Merger Closing Date:

(a) The Form F-4 and the Form 8-A shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

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(b) All Regulatory Approvals required to consummate the Business Combination and the transactions contemplated hereby shall have been obtained and any mandatory waiting periods related thereto (including any extension thereof) shall have expired, the other Transaction Documents, the transactions contemplated hereby and thereby;

(c) The Company Shareholder Approval shall have been obtained;

(d) The Squirrel HoldCo Shareholder Approval shall have been obtained;

(e) No Order will have been entered and no Law will be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(f) (i) Squirrel Cayman’s initial listing application as a foreign private issuer with the Nasdaq in connection with the Business Combination shall have been conditionally approved and, upon the Merger Closing, Parent shall satisfy any applicable listing requirements of the Nasdaq and Parent shall not have received any written notice of non-compliance from Nasdaq, FINRA or the SEC therewith, unless any non-compliance is cured within thirty (30) days of receiving such notice or does not have any material adverse effect on the approval of Squirrel Cayman’s initial listing application, and (ii) Parent Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq, any mandatory waiting periods related thereto (including any extension thereof) shall have expired and the listing on the Nasdaq shall be only subject to official notice of issuance;

(g) all Transaction Documents shall have been executed and delivered by the other parties thereto and been in full force and effect in accordance with the terms thereof as of the Merger Closing;

(h) all necessary actions shall have been taken such that the size and composition of Parent Board shall comply with the requirements for listing on the applicable Nasdaq market upon the Merger Closing; and

(i) the Reorganization Closing has occurred.

If the Merger Closing occurs, all Merger Closing conditions set forth in this Section 8.1 that have not been fully satisfied as of the Merger Closing will be deemed to have been waived (as permitted by applicable Law) by the Company, Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub.

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8.2 Conditions to Squirrel HoldCo’s, Squirrel Cayman’s and Merger Sub’s Obligations. The obligations of Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub in writing) of the following conditions as of the Merger Closing Date:

(a) All representations and warranties of the Company contained in Article III of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, other than (x) with respect to Section 3.8(a), (y) to the extent that such “materiality” or “Company Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Company Disclosure Letter, or (z) to the extent that the term “material” or a variation thereof is used in any defined terms or the definitions of any defined terms hereunder) at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Letters but without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein (other than with respect to Section 3.8(a) and other than to the extent that such “materiality” or “Company Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Company Disclosure Letter)) has not had, and would not have, a Company Material Adverse Effect;

(b) The Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Merger Closing;

(c) There will not have been a Company Material Adverse Effect since the date hereof;

(d) The Company will have delivered to Squirrel Cayman/Parent each of the following:

(i) a certificate of an authorized officer of the Company, solely in his capacity as such and not in his personal capacity, dated as of the Merger Closing Date, stating that the conditions specified in Section 8.2(a) and Section 8.2(b), as they relate to the Company, have been satisfied; and

(ii) written resignations, in forms satisfactory to Squirrel Cayman/Parent, dated as of the Merger Closing Date and effective as of the Merger Closing, executed by (A) all officers of the Company and (B) all persons serving as directors of the Company immediately prior to the Merger Closing.

(e) Not more than five (5) Business Days prior to the Reorganization Closing, the Company shall deliver to Squirrel Cayman/Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity setting forth a list of any fee, expense or cost which the Company is obligated to pay in connection with the consummation of the Business Combination, this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees, in each case, to the extent not paid prior to the Merger Effective Time, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Merger Closing (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Company Expenses”)

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(f) The Company shall have delivered to Squirrel Cayman/Parent a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Governing Documents as in effect as of the Merger Closing Date (immediately prior to the Merger Effective Time), (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or bound, and the consummation of the Merger, (C) evidence that the Company Shareholder Approval has been obtained, and (D) certificate of incumbency of the Company showing the name of directors and officers who are authorized to execute this Agreement or any Transaction Document to which it is or is required to be a party or otherwise bound; and

(g) Squirrel Cayman/Parent shall have received the duly executed Lock-Up Agreement signed by the Sponsor.

If the Merger Closing occurs, all Merger Closing conditions set forth in this Section 8.2 that have not been fully satisfied as of the Merger Closing will be deemed to have been waived by Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub.

8.3 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Merger Closing Date:

(a) All representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Squirrel Material Adverse Effect” set forth therein, other than (x) with respect to Section 4.6(a), (y) to the extent that such “materiality” or “Squirrel Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Squirrel Disclosure Letters, or (z) to the extent that the term “material” or a variation thereof is used in any defined terms or the definitions of any defined terms hereunder) at and as of the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Squirrel Disclosure Letters but without giving effect to any limitation as to “materiality” or “Squirrel Material Adverse Effect” set forth therein, other than with respect to Section 4.6(a) and other than to the extent that such “materiality” or “Squirrel Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Squirrel Disclosure Letters) has not had, and would not have, a Squirrel Material Adverse Effect;

(b) Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) and Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Merger Closing;

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(c) The Company shall have received copies of the Parent Employment Agreement duly executed by each executive officer contemplated in Section 7.9(b), each of which shall be effective immediately at the Merger Closing;

(d) The Company shall have received the duly executed Registration Rights Agreement;

(e) The Company shall have received the duly executed Lock-Up Agreement signed by certain shareholders of Parent;

(f) There will not have been a Squirrel Material Adverse Effect since the date hereof;

(g) Parent will have delivered to the Company a certificate of an authorized officer of Parent in his or her capacity as such, dated as of the Merger Closing, stating that the conditions specified in Section 8.3(a) and Section 8.3(b), as Parent relates to such entity, with respect to each of Squirrel HoldCo and Squirrel Cayman (including as Parent upon and following the Reorganization Closing), have been satisfied, as applicable;

(h) Parent and Merger Sub will have delivered to the Company a certificate of an authorized officer of each of Parent and Merger Sub in his or her capacity as such, dated as of the Merger Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b), as they relate to such entity, have been satisfied;

(i) The Company shall have received the copy of the opinion letter from the counsel of the People’s Republic of China of the Squirrel Companies as required in connection with the CSRC filing contemplated in Section 4.15(c);

(j) Not more than five (5) Business Days prior to the Reorganization Closing, Squirrel HoldCo shall deliver to the Company a certificate signed by a duly authorized officer of Squirrel HoldCo, solely in such capacity and not in his/her personal capacity setting forth a list of any fee, expense or cost which Squirrel HoldCo, together with its Subsidiaries, is obligated to pay in connection with the consummation of the Business Combination, this Agreement, the other Transaction Documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees, in each case, to the extent not paid prior to the Merger Effective Time, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Merger Closing (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Squirrel Expenses”);

(k) Parent shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the Governing Documents of Parent as in effect as of the Merger Closing Date (immediately prior to the Merger Effective Time), (B) the requisite resolutions of the board of directors of each of Squirrel HoldCo and Squirrel Cayman (including as Parent upon and following the Reorganization Closing) authorizing and approving the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or bound, and the consummation of the Business Combination, (C) evidence that the Squirrel HoldCo Shareholder Approval has been obtained, and (D) the certificate of incumbency of each Squirrel HoldCo and Squirrel Cayman (including as Parent upon and following the Reorganization Closing) showing the names of directors and officers who are authorized to execute this Agreement or any Transaction Document to which it is or is required to be a party or otherwise bound;

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(l) Merger Sub shall have delivered to the Company a certificate from its director certifying as to the validity and effectiveness of, and attaching, (A) copies of the Governing Documents of Merger Sub as in effect as of immediately prior to the Merger Effective Time, (B) the requisite resolutions of the board of directors of Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or bound, and the consummation of the Business Combination, and (C) the certificate of incumbency of the Merger Sub showing the name of directors and officers who are authorized to execute this Agreement or any Transaction Document to which it is or is required to be a party or otherwise bound;

(m) Each of Squirrel Companies deliver to the Company a copy of the certificate of good standing (or similar documents applicable for the relevant Squirrel Company in its jurisdiction of incorporation to the extent applicable) for such Squirrel Company certified or issued as of a date no earlier than twenty (20) days prior to the Merger Closing Date by or from proper Governmental Entity of such Squirrel Company’s jurisdiction of organization and from each other jurisdiction in which such Squirrel Company is qualified to do business as a foreign entity as of the Merger Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction;

(n) Merger Sub shall deliver to the Company a copy of the certificate of good standing of Merger Sub issued as of a date no earlier than twenty (20) days prior to the Merger Closing Date by the Registrar of Companies of the Cayman Islands.

If the Merger Closing occurs, all closing conditions set forth in this Section 8.3 that have not been fully satisfied as of the Merger Closing will be deemed to have been waived by the Company.

ARTICLE IX

INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

9.1 Indemnification of Officers and Directors of the Company. If the Merger Closing occurs, Parent shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of the Company (collectively, the “Company Indemnitees”), as provided in the Company’s Memorandum and Articles of Association, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Parent after the Merger Closing. After the Merger Effective Time, Parent shall maintain in effect the exculpation, indemnification and advancement of expenses provisions in respect of the Company Indemnitees of (i) the Company’s Memorandum and Articles of Association as in effect immediately prior to the Merger Effective Time and (ii) any indemnification agreements of the Company with any of their respective directors, officers or employees as in effect immediately prior to the Merger Effective Time, and in each case of clauses (i) and (ii) shall not amend or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Merger Effective Time were current or former directors, officers or employees of the Company. The obligations of Parent under this Section 9.1 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.1 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.1 applies shall be intended third party beneficiaries of this Section 9.1).

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9.2 Indemnification by Successors and Assigns. In the event Parent (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets, shares, stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Article IX.

9.3 Tail Policy Parent shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Merger Closing Date, for the benefit of the Company or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Merger Closing Date. Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Merger Closing:

(a) by the mutual written consent of Squirrel HoldCo (or Parent upon and following the Reorganization Closing) and the Company;

(b) by Squirrel HoldCo (or Parent upon and following the Reorganization Closing) by written notice to the Company, if any of the representations or warranties of the Company set forth in Article III will not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Reorganization Closing), such that any condition to the Merger Closing set forth in either Section 8.2(a) or Section 8.2(b) would not be satisfied or reasonably expected would not be satisfied at the Merger Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) or Merger Sub is not then in breach of this Agreement so as to cause any condition to the Merger Closing set forth in either Section 8.3(a) or Section 8.3(b) from being satisfied at the Merger Closing Date;

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(c) by the Company by written notice to Squirrel HoldCo (or Parent upon and following the Reorganization Closing), if any of the representations or warranties of the Squirrel Companies set forth in Article III will not be true and correct, or if a Squirrel Company has failed to perform any covenant or agreement on the part of Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Reorganization Closing), such that any condition to the Merger Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied or reasonably expected would not be satisfied at the Merger Closing Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Squirrel HoldCo (or Parent upon and following the Reorganization Closing); provided that the Company is not then in breach of this Agreement so as to cause any condition to the Merger Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied at the Merger Closing Date;

(d) by Squirrel HoldCo (or Parent upon and following the Reorganization Closing) or the Company, by written notice from Squirrel HoldCo (or Parent upon and following the Reorganization Closing) or the Company to the opposing party, as applicable, if any Governmental Entity of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of Orders and other actions, such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(e) by Squirrel HoldCo (or Parent upon and following the Reorganization Closing) by written notice to the Company if (i) the Company Board withdraws (or modifies in any manner adverse to Squirrel HoldCo (or Parent upon and following the Reorganization Closing)), or proposes to withdraw (or modify in any manner adverse to Squirrel HoldCo (or Parent upon and following the Reorganization Closing)), the Company Board’s recommendation in favor of the proposals set forth in the Prospectus, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by Squirrel HoldCo (or Parent upon and following the Reorganization Closing) or (ii) if the Company Shareholder Approval shall not have been obtained at the meeting of Company Shareholders to be held in accordance with the Proxy Statement (or at any adjournment or postponement thereof); and

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder (other than Section 5.3, Section 6.3, Section 7.7, Section 7.10(e), this Section 10.2 and Article X, which will survive the termination of this Agreement (other than the provisions of Section 12.18, which will terminate)) will terminate without any liability of any Party to any other Party; provided, further, that no termination will relieve a Party from any liability arising from or relating to any knowing or intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

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ARTICLE XI

DEFINITIONS

11.1 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in specified in the preamble.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which any Squirrel Company operates, the rules and regulations thereunder.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“A&R Warrant Agreement” has the meaning specified in the recitals.

“Alternative Transaction” has the meaning specified in Section 6.4.

“Authorization Notice” has the meaning set forth in specified in Section 2.2(e).

“Business Combination” has the meaning has the meaning specified in the recitals.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York, the Cayman Islands and the British Virgin Islands are authorized or obligated by Law to close.

“CSRC” means the China Securities Regulatory Commission.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Claims” has the meaning specified in Section 7.7.

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“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Company Acquisition Transaction” has the meaning specified in Section 5.5.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning specified in Article III.

“Company Dissenting Shares” has the meaning specified in Section 2.2(e).

“Company Dissenting Shareholders” has the meaning specified in Section 2.2(e).

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Company for the benefit of any officer, employee, consultant or director of Company or (ii) with respect to which the Company has any liability (including contingent liability through any ERISA Affiliate).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Company, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby.

“Company Ordinary Shares” means ordinary shares, par value $0.0001 per share, of the Company.

“Company Public Shares” means the Company Ordinary Shares issued and outstanding that were initially sold in the IPO, and any securities into which such Company Ordinary Shares are converted or for which such Company Ordinary Shares are exchanged.

“Company Preference Shares” means preference shares, par value $0.0001 per share, of the Company,

“Company Right” means each such right that entitles the holder thereof to receive one-tenth (1/10) of one Company Ordinary Share at the closing of a Business Combination (as such term is defined in Company’s Governing Documents).

“Company Redemption Price” means a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Company Trust (including any interest earned on the funds held in the Company Trust) and not previously released to the Company to pay its taxes, divided into the number of the then Company Public Shares in connection with obtaining the Company Shareholder Approval, as determined in accordance with the Company’s Governing Documents in connection with the Redemption Offer and the Merger.

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“Company Securities” means the Equity Securities of Company.

“Company Shareholder” means a person recorded as the holder of Company Shares in the Company’s register of members immediately prior to the Merger Effective Time.

“Company Shareholder Approval” means (a) the authorization and approval of this Agreement, the other Transaction Documents, the Business Combination, all proposals set forth in the Proxy Statement with respect to the Redemption Offer and any other proposal as necessary or appropriate in connection with the consummation of the Business Combination and the Merger, and (b) the authorization and approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy Statement or correspondence related thereto and (ii) are required to be approved by the Company Shareholders in order for the Merger to be consummated, in each case with the requisite number of votes required under the Cayman Companies Act and the Company’s Governing Documents.

“Company Shareholders’ Meeting” has the meaning specified in Section 7.4(a).

“Company Share Redemption” means the election of an eligible (as determined in accordance with the Company’s Governing Documents) holder of Company Ordinary Shares to redeem all or a portion of the Company Ordinary Shares held by such holder at the Company Redemption Price.

“Company Shares” means, collectively, Company Ordinary Shares and Company Preference Shares.

“Company Subject Balance Sheet” has the meaning specified in Section 3.7(c).

“Company Trust” means that certain trust account of the Company with Continental Stock Transfer & Trust Company, acting as trustee, established under the Company Trust Agreement.

“Company Trust Agreement” means that certain Investment Management Trust Agreement, dated as of dated December 21, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as the same may be amended, restated or supplemented.

“Company Trust Amount” has the meaning specified in Section 3.9.

“Company Unit” means a unit of the Company issued at the Company’s IPO (including overallotment units acquired by the underwriters of the Company’s IPO) consisting of one (1) Company Ordinary Share, one (1) Company Warrant, and one (1) Company Right.

“Company Warrant” means one whole redeemable warrant of which one (1) was included as part of each Company Unit, entitling the holder thereof to purchase one (1) Company Ordinary Share at a purchase price of $11.50 per share, subject to adjustments as provided for in the Prospectus.

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“Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, information regarding genetic or other biological materials, gene sequences, cell lines, viruses, plasmids, vectors, compounds, protocols, assays and clinical trials, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“date hereof” has the meaning set forth in specified in the preamble.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

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“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, or other ownership interests, in each case, issued by or with the approval of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Squirrel Companies or the Company or its Subsidiaries, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means a ratio equal to a fraction: (A) the numerator of which is the Squirrel Valuation divided by US$10.00 per share, and (B) the denominator of which is the total number of Squirrel HoldCo Ordinary Shares issued and outstanding immediately prior to the Reorganization Effective Time.

“Extension” has the meaning given to it in Section 5.1.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of the Reference Time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“IFRS” means International Financial Reporting Standards.

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“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Squirrel Companies, including liabilities of the Squirrel Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Squirrel Companies under leases required in accordance with the Squirrel HoldCo’s historic accounting principles to be capitalized on a balance sheet of the Squirrel Companies, (c) any costs associated with termination of any of the Squirrel Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Squirrel Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Merger Closing Date, and (d) any obligation of the Squirrel Companies to any Person (other than another Squirrel Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Entity relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software and (e) Trade Secrets, including know-how and proprietary technology.

“Interim Statements Dates” has the meaning specified in Section 4.5(b).

“Interim Financial Statements” has the meaning specified in Section 4.5(b).

“International Trade Laws” means all applicable export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Entity in the jurisdiction to the extent they are applicable to the Squirrel Companies or any of its Subsidiaries, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; and (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury.

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“Intended Tax Treatment” has the meaning specified in the recitals.

“IPO” has the meaning specified in Section 7.7.

“Knowledge” means, with respect to the Company, the actual knowledge of Mingyu Li, and the knowledge that such individual would have acquired in the exercise of reasonable inquiries of direct reports; and, with respect to a Squirrel Company, the actual knowledge of such Squirrel Company, and the knowledge that such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

“Law(s)” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Lock-Up Agreement” has the meaning specified in the recitals.

“Leased Real Property” has the meaning specified in Section 4.7(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof, including the rules of any exchange on which any of the Parties is or intends to be listed.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under IFRS or GAAP to be accrued on the financial statements of such Person.

“Liens” means all liens, mortgages, deeds of trust, pledges, hypothecations, Encumbrances, security interests, rights of pre-emption, licenses, restrictions, or other liens of any kind whether consensual, statutory or otherwise (other than, in the case of a security, any restriction on transfer of such security arising under any securities Laws).

“Material Contract” has the meaning specified in Section 4.9(a).

“Material Permits” has the meaning specified in Section 4.15(b).

“Memorandum and Articles of Association” means the Company’s Amended and Restated Memorandum and Articles of Association registered on December 20, 2022 as amended by special resolutions dated September 25, 2023 and March 22, 2024, amended and effective under the Laws of the Cayman Islands.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Closing” has the meaning specified in Section 2.1(c).

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“Merger Closing Date” has the meaning specified in Section 2.1(c).

“Merger Effective Time” has the meaning specified in Section 2.1(d).

“Merger Sub” has the meaning specified in the preamble.

“Nasdaq” means The NASDAQ Stock Market LLC.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Outstanding Company Expenses” has the meaning specified in Section 8.2(e).

“Overseas Listing Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, as promulgated by the CSRC on February 17, 2023, as may be amended from time to time.

“Outstanding Squirrel Expenses” has the meaning specified in Section 8.3(j).

“Parent” has the meaning specified in the preamble.

“Parent Employment Agreement” has the meaning specified in the recitals.

“Parent Ordinary Shares” means the ordinary shares of Parent of a par value of US$0.0001 each.

“Parent Securities” means the Equity Securities in the capital of Parent.

“Parent Warrant” means each whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a purchase price of $11.50 per share (as adjusted pursuant to the A&R Warrant Agreement).

“Party” or “Parties” has the meaning specified in the preamble.

“Permit” has the meaning specified in Section 4.15(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Squirrel Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof in connection with the Squirrel Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness and (l) rights of lessors or landlords to the Leased Real Property.

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“Permitted Releases” has the meaning specified in Section 3.9.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personnel” has the meaning specified in Section 4.10(c).

“Prescribed Timeline” has the meaning specified in Section 7.7.

“Prospectus” means that certain final prospectus (File No. 333-268578), dated as of December 22, 2022, of the Company.

“Proxy Statement” has the meaning specified in Section 7.1(a).

“Public Shareholders” has the meaning specified in Section 7.7.

“Plan of Merger” has the meaning specified in Section 2.1(b).

“Plan of Reorganization” has the meaning specified in Section 1.1(b).

“Redeeming Company Shares” means Company Ordinary Shares in respect of which its holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Company Share Redemption.

“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Redemption Offer” has the meaning specified in the recitals.

“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Merger Effective Time occurs.

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“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Registration Rights Agreement” has the meaning specified in the recitals.

“Regulatory Approvals” means any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 0.

“Reorganization” has the meaning specified in the recitals.

“Reorganization Closing” has the meaning specified in Section 1.1(c).

“Reorganization Effective Time” has the meaning specified in Section 1.1(d).

“Reorganization Written Objection” has the meaning specified in Section 1.2(b).

“Reorganization Authorization Notice” has the meaning specified in Section 1.2(b).

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, are the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine and Sevastopol).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Entity where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

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“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Entity where Parent or any of its Subsidiaries operates.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shenzhen Squirrel” means Shenzhen Squirrel Enlivened Media Group Co., Ltd., a company established under the laws of the PRC and a Subsidiary of Squirrel HoldCo.

“Sponsor” has the meaning specified in the recitals.

“Squirrel Cayman” has the meaning specified in the preamble.

“Squirrel Cayman Board” means the board of directors of Squirrel Cayman.

“Squirrel Cayman Board Recommendation” has the meaning specified in the recitals.

“Squirrel Cayman Ordinary Shares” means the ordinary shares of Squirrel Cayman of a par value of US$0.0001 each.

“Squirrel Company(ies)” means, prior to the Reorganization Closing, Squirrel HoldCo and its Subsidiaries listed on Schedule 4.4(d) of the Squirrel Disclosure Letter, including Merger Sub; upon and following the Reorganization Closing, Parent and its Subsidiaries listed on Schedule 4.4(d) of the Squirrel Disclosure Letter, including Merger Sub.

“Squirrel Disclosure Letter” has the meaning specified in Article IV.

“Squirrel Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by a Squirrel Company for the benefit of any officer, employee, consultant or director of a Squirrel Company or (ii) with respect to which any Squirrel Company has any liability (including contingent liability through any ERISA Affiliate).

“Squirrel Financial Statements” has the meaning specified in Section 4.5(b).

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“Squirrel HoldCo” has the meaning specified in the preamble.

“Squirrel HoldCo Board” means the board of directors of Squirrel HoldCo.

“Squirrel HoldCo Board Recommendation” has the meaning specified in the recitals.

“Squirrel HoldCo Dissenting Shareholders” has the meaning specified in Section 1.2(b).

“Squirrel HoldCo Dissenting Shares” has the meaning specified in Section 1.2(b).

“Squirrel HoldCo Excluded Shares” has the meaning specified in Section 1.2(c).

“Squirrel HoldCo Ordinary Shares” means the ordinary shares of Squirrel HoldCo of a par value of US$0.0001 each.

“Squirrel HoldCo’s Representatives” has the meaning specified in Section 5.2.

“Squirrel HoldCo Required Vote” has the meaning specified in Section 4.30.

“Squirrel HoldCo Shareholders” means a Person recorded as the holders of Squirrel HoldCo Ordinary Shares as of immediately prior to the Reorganization Effective Time.

“Squirrel HoldCo Shareholder Approval” means the requisite approval by Squirrel HoldCo Shareholders of this Agreement and the transactions contemplated hereby under Squirrel HoldCo’s Governing Documents and applicable Law.

“Squirrel Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Squirrel Companies, taken as a whole, or (b) the ability of the Squirrel Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Squirrel Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Squirrel Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case anywhere in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world; (iv) any stoppage or shutdown of any Governmental Entity applicable to any Squirrel Company (including any default by any such Governmental Entity or delays in payments by any such Governmental Entity or delays or failures to act by any such Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Squirrel HoldCo or any of its Affiliates) or compliance with the terms of, taking any action permitted by, or refraining from taking any action prohibited by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Squirrel Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees or consultants or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or contracts; (viii) the failure of any Squirrel Company to meet or achieve the results set forth in any budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Squirrel Material Adverse Effect, be taken into account in determining whether a Squirrel Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) epidemics, pandemics or disease outbreaks (including any escalation or general worsening of any such epidemic, pandemic or disease outbreak, including the COVID-19 virus) and hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world; provided, however, that with respect to each of clauses (i) through (iv), (vi), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Squirrel Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Squirrel Companies compared to other participants in the industries in which such Squirrel Companies primarily conduct their businesses.

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“Sponsor Support Agreement” has the meaning specified in the recitals.

“Squirrel Valuation” means US$200,000,000.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Surviving Company” has the meaning specified in Section 2.1(a).

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

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“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity or any authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Transaction Documents” means, collectively, this Agreement, the Plan of Reorganization, the Plan of Merger and all of the certificates, instruments, agreements and other documents required to be delivered by any of the Parties at the Reorganization Closing, the Merger Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement, and the expression “Transaction Document” means any one of them.

“Transaction Financing” means any equity or equity-link financing or issuance or secondary transfers of equity or equity-link securities of any Squirrel Companies or the Company in connection with the consummation of the Business Combination or conversion of outstanding transaction expenses or fees on terms mutually agreed by Squirrel HoldCo and the Company, in an amount sufficient, when taken together with any available cash of Squirrel HoldCo and the Company, to consummate the Business Combination and to pay the Outstanding Squirrel Company Expenses and Outstanding Company Expenses.

“Transfer Taxes” has the meaning specified in Section 7.8(a).

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

“Updated Audited Financial Statements” has the meaning specified in Section 4.5(b).

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“Updated Audited Statements Dates” has the meaning specified in Section 4.5(b).

“Working Capital Loans” means any loan that has been or to be made to Company by the Sponsor and/or its designee (which may include Squirrel Company) and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses, extension related costs and deposits and other obligations incurred by Company for the transactions contemplated hereby and thereby.

“Written Objection” has the meaning specified in Section 2.2(e).

11.2 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code, Section or Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the Company and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

12.2 Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Business Combination will be paid by the Party incurring such fees and expenses whether or not the Business Combination is consummated. If the Business Combination is consummated, such fees and expenses incurred in connection with this Agreement and the Business Combination will be paid from the capital of Parent upon the Merger Closing.

12.3 Survival. The representations, warranties and covenants of the Company and the Squirrel Companies contained in this Agreement shall terminate at the Merger Effective Time, and only the covenants that by their terms survive the Merger Effective Time shall so survive the Merger Effective Time.

12.4 Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) when signed for by the recipient if sent to the recipient by reputable international courier service (charges prepaid), and (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

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Notices to Squirrel HoldCo, Squirrel Cayman (including as Parent upon and following the Reorganization Closing) or Merger Sub:

Squirrel Enlivened International Co., Ltd

Shenzhen Squirrel Enlivened Media Group Co. Ltd

Flat A, 34th Floor, Best Building

No. 2, Taining Road, Dongle Community Donghu Street, Luohu District

Attention: Wenbo Huang

Email: huangwenbo@songshucm.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

39/F, Two Int’l Finance Centre

Central, Hong Kong

+852 2509 7693

Attn: David Kalani Lee

Email: david.lee@sidley.com

Notices to the Company:

Horizon Space Acquisition I Corp.

1412 Broadway

21st Floor, Suite 21V

New York, NY 10018

Attn: Mingyu (Michael) Li , Chairman and Chief Executive Officer

Email: mcli@horizonspace.cc

with a copy to (prior to the Merger Closing) (which will not constitute notice):

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th floor

New York, NY 10017

Attention: Arila E. Zhou, Esq.

Email: azhou@rc.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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12.5 Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Squirrel HoldCo, Squirrel Cayman, Merger Sub or the Company; provided, however, that Squirrel HoldCo may (a) assign its rights, but not its obligations, under this Agreement to any Affiliate of Squirrel HoldCo or to any future purchaser of Squirrel HoldCo or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Squirrel HoldCo or the Surviving Company.

12.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.7 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Letter” or “Schedule” will be deemed to refer to a section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

12.8 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.9 Amendment and Waiver. Any provision of this Agreement or the Disclosure Letters hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by the Company (or the Surviving Company following the Merger Closing), Squirrel HoldCo, Squirrel Cayman and Merger Sub and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

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12.10 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, in each case, to the extent they relate to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

12.11 Third-Party Beneficiaries. Except as set forth in or contemplated by Article VIII, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

12.12 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

12.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction.

12.15 Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Legal Proceeding (a) arising under this Agreement or the transactions contemplated hereby or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the transactions contemplated hereby or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Legal Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding (i) arising under this Agreement or the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or the transactions contemplated hereby or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Legal Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Legal Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Legal Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 12.4 shall be effective service of process for any such Legal Proceeding.

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12.16 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.17 Specific Performance. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company’s or Squirrel Companies’ obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.18 No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Business Combination to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 12.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, shareholder, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Squirrel HoldCo:	SQUIRREL ENLIVENED TECHNOLOGY CO., LTD

	By:	/s/ Angxiong Zhao
	Name:	Angxiong Zhao
	Title:	Director

Squirrel Cayman:	SQUIRREL ENLIVENED INTERNATIONAL CO., LTD

	By:	/s/ Angxiong Zhao
	Name:	Angxiong Zhao
	Title:	Director

Merger Sub:	SQUIRREL ENLIVENED OVERSEAS CO., LTD

	By:	/s/ Angxiong Zhao
	Name:	Angxiong Zhao
	Title:	Director

The Company:	HORIZON SPACE ACQUISITION I CORP.

	By:	/s/ Mingyu Li
	Name:	Mingyu Li
	Title:	Director, Chairman and Chief Executive Officer

[Signature Page to Business Combination Agreement]

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